Exhibit 1.3

MANAGEMENT’S RESPONSIBILITY FOR FINANCIAL REPORTING

The accompanying consolidated financial statements of Just Energy Group Inc. and all the information in this annual report are the responsibility of management and have been approved by the Board of Directors.

The consolidated financial statements have been prepared by management in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board. The consolidated financial statements include some amounts that are based on estimates and judgments. Management has determined such amounts on a reasonable basis in order to ensure that the consolidated financial statements are presented fairly, in all material respects. Financial information presented elsewhere in this annual report has been prepared on a consistent basis with that in the consolidated financial statements.

Just Energy Group Inc. maintains systems of internal accounting and administrative controls. These systems are designed to provide reasonable assurance that the financial information is relevant, reliable and accurate and that the Company assets are properly accounted for and adequately safeguarded.

The Board of Directors is responsible for ensuring that management fulfills its responsibilities for financial reporting and is ultimately responsible for reviewing and approving the consolidated financial statements. The Board carries out this responsibility principally through its Audit Committee.

The Audit Committee is appointed by the Board of Directors and is composed entirely of non-management directors. The Audit Committee meets periodically with management and the external auditors, to discuss auditing, internal controls, accounting policy and financial reporting matters. The committee reviews the consolidated financial statements with both management and the external auditors and reports its findings to the Board of Directors before such statements are approved by the Board.

The consolidated financial statements have been audited by Ernst & Young LLP, the external auditors, in accordance with Canadian generally accepted auditing standards and the standards of the Public Company Accounting Oversight Board (United States) on behalf of the shareholders. The external auditors have full and free access to the Audit Committee, with and without the presence of management, to discuss their audit and their findings as to the integrity of the financial reporting and the effectiveness of the system of internal controls.

On behalf of Just Energy Group Inc.

/s/ Pat McCullough	/s/ Jim Brown

Pat McCullough	Jim Brown

Chief Executive Officer	Chief Financial Officer

Toronto, Canada

May 15, 2019

MANAGEMENT’S REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING

The management of Just Energy Group Inc. (“the Company”) is responsible for establishing and maintaining adequate internal control over financial reporting, and has designed such internal control over financial reporting to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board.

Management has used “Internal Control – Integrated Framework” to evaluate the effectiveness of internal control over financial reporting, which is a recognized and suitable framework developed by the Committee of Sponsoring Organizations of the Treadway Commission (2013 framework) (COSO). Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Management has evaluated the design and operation of the Company’s internal control over financial reporting as of March 31, 2019, and has concluded that such internal control over financial reporting is effective.

Ernst & Young LLP, the independent auditors appointed by the shareholders of the Company who have audited the consolidated financial statements, have also audited internal control over financial reporting and have issued their report on the following page of this annual report.

/s/ Pat McCullough	/s/ Jim Brown

Pat McCullough	Jim Brown

Chief Executive Officer	Chief Financial Officer

Toronto, Canada

May 15, 2019

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and the Board of Directors of Just Energy Group Inc.

Opinion on Internal Control over Financial Reporting

We have audited Just Energy Group Inc.’s internal control over financial reporting as of March 31, 2019, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013 framework) (“COSO criteria”). In our opinion, Just Energy Group Inc. maintained, in all material respects, effective internal control over financial reporting as of March 31, 2019, based on the COSO criteria.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”), the consolidated statements of financial position as of March 31, 2019 and 2018, and the related consolidated statements of income (loss), comprehensive income (loss), changes in shareholders’ equity and cash flows for the years then ended and the related notes and our report dated May 15, 2019 expressed an unqualified opinion thereon.

Basis for Opinion

Just Energy Group Inc.’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting included in the accompanying Management’s Discussion and Analysis. Our responsibility is to express an opinion on Just Energy Group Inc.’s internal control over financial reporting based on our audit. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to Just Energy Group Inc. in accordance with U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects.

Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

Definition and Limitations of Internal Control Over Financial Reporting

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Toronto, Canada

May 15, 2019

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and the Board of Directors of Just Energy Group Inc.

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated statements of financial position of Just Energy Group Inc. as of March 31, 2019 and 2018, and the related consolidated statements of income (loss), comprehensive income (loss), changes in shareholders’ equity and cash flows for each of the two years in the period ended March 31, 2019 and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of Just Energy Group Inc. at March 31, 2019 and 2018, and its financial performance and its cash flows for the years then ended, in conformity with International Financial Reporting Standards (IFRSs) as issued by the International Accounting Standards Board.

Adoption of New Accounting Standards

As discussed in Note 7 to the consolidated financial statements, Just Energy Group Inc. changed its method of accounting for Revenue and Financial Instruments in 2019 due to the adoption of IFRS 15, Revenue from Contracts with Customers and IFRS 9, Financial Instruments.

Report on Internal Control over Financial Reporting

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”), Just Energy Group Inc.’s internal control over financial reporting as of March 31, 2019, based on criteria established in Internal Control-Integrated Framework (2013) issued by the Committee of Sponsoring Organization of the Treadway Commission (“COSO”) and our report dated May 15, 2019 expressed an unqualified opinion on the effectiveness of Just Energy Group Inc.’s internal control over financial reporting.

Basis for Opinion

These consolidated financial statements are the responsibility of Just Energy Group Inc.’s management. Our responsibility is to express an opinion on Just Energy Group Inc.’s consolidated financial statements based on our audits. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to Just Energy Group Inc. in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

We have served as Just Energy Group Inc.’s auditor since 2011

Toronto, Canada

May 15, 2019

JUST ENERGY GROUP INC.
CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

As at March 31 (in thousands of Canadian dollars)

	Notes	2019	2018
ASSETS
Current assets
Cash and cash equivalents		$9,927	$48,861
Restricted cash		4,048	3,515
Trade and other receivables	9	783,780	658,844
Gas in storage		2,943	2,342
Fair value of derivative financial assets	14	144,512	218,769
Income taxes recoverable		18,973	5,617
Other current assets	10	169,240	112,214
		1,133,423	1,050,162
Non-current assets
Investments	11	36,897	36,314
Property and equipment, net	12	25,862	18,893
Intangible assets, net	13	472,656	401,926
Fair value of derivative financial assets	14	9,255	64,662
Deferred income tax assets	21	9,492	9,449
Other non-current assets	10	49,512	19,987
		603,674	551,231
Assets classified as held for sale	18	8,971	-
		612,645	551,231
TOTAL ASSETS		$1,746,068	$1,601,393

LIABILITIES

Current liabilities
Trade and other payables	15	$714,110	$590,018
Deferred revenue	16	43,228	38,710
Income taxes payable		11,895	5,486
Fair value of derivative financial liabilities	14	79,387	86,288
Provisions	20	7,205	4,714
Current portion of long-term debt	19	37,429	121,451
		893,254	846,667
Non-current liabilities
Long-term debt	19	687,943	422,053
Fair value of derivative financial liabilities	14	63,658	51,871
Deferred income tax liabilities	21	4,124	6,918
Other non-current liabilities		61,339	57,349
		817,064	538,191
Liabilities relating to assets classified as held for sale	18	5,200	-
		822,264	538,191
TOTAL LIABILITIES		1,715,518	1,384,858
SHAREHOLDERS' EQUITY
Shareholders’ capital	22	1,235,503	1,215,826
Equity component of convertible debentures		13,029	13,029
Contributed deficit		(25,540)	(22,693)
Accumulated deficit		(1,271,136)	(1,081,139)
Accumulated other comprehensive income		79,093	91,934
Non-controlling interest		(399)	(422)
TOTAL SHAREHOLDERS' EQUITY		30,550	216,535
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY		$1,746,068	$1,601,393

Commitments and Guarantees (Note 31)

See accompanying notes to the consolidated financial statements

Approved on behalf of Just Energy Group Inc.

/s/ Rebecca MacDonald	/s/ H. Clark Hollands
Rebecca MacDonald	H. Clark Hollands
Executive Chair	Corporate Director
1.

JUST ENERGY GROUP INC.
CONSOLIDATED STATEMENTS OF INCOME (LOSS)
FOR THE YEARS ENDED MARCH 31
(in thousands of Canadian dollars, except where indicated and per share amounts)

	Notes	2019	2018
CONTINUING OPERATIONS
Sales	24	$3,812,470	$3,623,558
Cost of sales		3,100,255	2,983,047
GROSS MARGIN		712,215	640,511
EXPENSES
Administrative		206,820	187,250
Selling and marketing		232,030	232,228
Other operating expenses	25(a)	115,016	95,304
Restructuring costs	20	16,078	-
		569,944	514,782
Operating profit before the following		142,271	125,729
Finance costs	19	(88,072)	(55,972)
Change in fair value of derivative instruments and other	14	(153,226)	474,393
Other income, net	17	1,365	1,040
Profit (loss) before income taxes		(97,662)	545,190
Provision for income taxes	21	2,829	20,671
PROFIT (LOSS) FROM CONTINUING OPERATIONS		$(100,491)	$524,519

DISCONTINUED OPERATIONS
Loss from discontinued operations	18	(22,379)	(5,945)
PROFIT (LOSS) FOR THE YEAR		$(122,870)	$518,574

Attributable to:
Shareholders of Just Energy		$(122,678)	$509,276
Non-controlling interest		(192)	9,298
PROFIT (LOSS) FOR THE YEAR		$(122,870)	$518,574

Earnings (loss) per share from continuing operations	27
Basic		$(0.73)	$3.45
Diluted		$(0.73)	$2.65
Loss per share from discontinued operations	18
Basic		$(0.15)	$(0.03)
Diluted		$(0.15)	$(0.03)
Earnings (loss) per share available to shareholders	27
Basic		$(0.88)	$3.42
Diluted		$(0.88)	$2.62

See accompanying notes to the consolidated financial statements

2.

JUST ENERGY GROUP INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
FOR THE YEARS ENDED MARCH 31
(in thousands of Canadian dollars)

	2019	2018
PROFIT (LOSS) FOR THE YEAR	$(122,870)	$518,574
Other comprehensive income to be reclassified to profit or loss in subsequent years:
Unrealized gain on translation of foreign operations from continuing operations	4,217	2,843
Unrealized gain on translation of foreign operations from discontinued operations	805	867
Unrealized gain on revaluation of investment, net of tax	-	17,863
	5,022	21,573
TOTAL COMPREHENSIVE INCOME (LOSS) FOR THE YEAR, NET OF TAX	$(117,848)	$540,147

Total comprehensive income (loss) attributable to:
Shareholders of Just Energy	$(117,656)	$530,849
Non-controlling interest	(192)	9,298
TOTAL COMPREHENSIVE INCOME (LOSS) FOR THE YEAR, NET OF TAX	$(117,848)	$540,147

See accompanying notes to the consolidated financial statements

3.

JUST ENERGY GROUP INC.
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY
FOR THE YEARS ENDED MARCH 31
(in thousands of Canadian dollars)

	Notes	2019	2018
ATTRIBUTABLE TO THE SHAREHOLDERS
Accumulated earnings
Accumulated earnings, beginning of year		$754,639	$259,571
Adjustment for revision	5	-	(14,208)
Adjustment for adoption of recent accounting pronouncements	7	20,711	-
Profit (loss) for the period, attributable to shareholders		(122,678)	509,276
Accumulated earnings, end of year		652,672	754,639

DIVIDENDS AND DISTRIBUTIONS
Dividends and distributions, beginning of year		(1,835,778)	(1,749,471)
Dividends and distributions declared and paid	30	(88,030)	(86,307)
Dividends and distributions, end of year		(1,923,808)	(1,835,778)
DEFICIT		$(1,271,136)	$(1,081,139)

ACCUMULATED OTHER COMPREHENSIVE INCOME
Accumulated other comprehensive income, beginning of year		$91,934	$70,361
Adjustment for adoption of recent accounting pronouncements	7	(17,863)	-
Other comprehensive income		5,022	21,573
Accumulated other comprehensive income, end of year		$79,093	$91,934

SHAREHOLDERS’ CAPITAL	22
Common shares
Common shares, beginning of year		$1,079,055	$1,070,076
Share-based units exercised		9,483	11,954
Acquisition of businesses	17	-	8,966
Repurchase and cancellation of shares		-	(11,941)
Common shares, end of year		$1,088,538	$1,079,055

Preferred shares
Preferred shares, beginning of year		$136,771	$128,363
Shares issued	22	10,447	9,260
Shares issuance costs		(253)	(852)
Preferred shares, end of year		146,965	136,771
SHAREHOLDERS’ CAPITAL		$1,235,503	$1,215,826

EQUITY COMPONENT OF CONVERTIBLE DEBENTURES
Balance, beginning of year		$13,029	$13,508
Add: Issuance of convertible debentures	19(d)	-	7,130
Less: Redemption of convertible debentures	19(g)	-	(7,609)
Balance, end of year		$13,029	$13,029

CONTRIBUTED SURPLUS (DEFICIT)
Balance, beginning of year		$(22,693)	$58,266
Add: Share-based compensation expense	25(a)	6,133	18,353
Redemption of convertible debentures	19(e)	-	7,126
Non-cash deferred share grant distributions		72	45
Less: Purchase of non-controlling interest		1,462	(89,010)
Share-based units exercised		(9,483)	(11,954)
Share-based compensation adjustment		(1,031)	(5,519)
Balance, end of year		$(25,540)	$(22,693)

NON-CONTROLLING INTEREST
Balance, beginning of year		$(422)	$-
Distributions to non-controlling shareholders		-	(9,603)
Foreign exchange impact on non-controlling interest		215	(117)
Profit (loss) attributable to non-controlling interest		(192)	9,298
Balance, end of year		$(399)	$(422)
TOTAL SHAREHOLDERS' EQUITY		$30,550	$216,535

See accompanying notes to the consolidated financial statements

4.

JUST ENERGY GROUP INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED MARCH 31

(in thousands of Canadian dollars)

Net inflow (outflow) of cash related to the following activities	Notes	2019	2018
OPERATING
Profit (loss) from continuing operations before income taxes		$(97,662)	$545,190
Loss from discontinued operations before income taxes	18	(22,375)	(5,942)
Profit (loss) before income taxes		(120,037)	539,248

Items not affecting cash
Amortization of intangible assets	25(a)	22,655	16,547
Depreciation of property and equipment	25(a)	4,771	4,073
Amortization included in cost of sales		2,666	3,116
Share-based compensation	25(a)	6,133	18,353
Financing charges, non-cash portion		18,223	14,547
Other		(110)	(369)
Change in fair value of investments		-	1,289
Change in fair value of derivative instruments and other	14	153,226	(474,393)
Adjustment required to reflect net cash receipts from gas sales	32(a)	4,186	(2,876)
Net change in working capital balances	32(b)	(124,138)	(36,425)
Adjustment for non-cash discontinued operations		405	231
Income taxes paid		(12,435)	(21,319)
Cash inflow (outflow) from operating activities		(44,455)	62,022

INVESTING
Purchase of property and equipment		(5,159)	(4,838)
Purchase of intangible assets		(38,383)	(30,938)
Acquisition of businesses		(4,281)	(10,832)
Short-term investments		-	25,532
Cash outflow from investing activities		(47,823)	(21,076)

FINANCING
Dividends paid	30	(87,959)	(86,261)
Repayment of long-term debt		(173,366)	(100,000)
Issuance of long-term debt		253,242	100,000
Share swap payout		(10,000)	-
Debt issuance costs		(18,132)	(4,115)
Credit facilities withdrawal		79,462	53,857
Issuance of preferred shares		10,447	9,260
Preferred shares issuance costs		(352)	(2,114)
Shares repurchase		-	(11,941)
Distributions to non-controlling interest		-	(9,603)
Cash inflow (outflow) from financing activities		53,342	(50,917)

Effect of foreign currency translation on cash balances		2	1,456

Net cash outflow		(38,934)	(8,515)
Cash and cash equivalents, beginning of year		48,861	57,376

Cash and cash equivalents, end of year		$9,927	$48,861

Supplemental cash flow information:
Interest paid		$52,836	$38,551

See accompanying notes to the consolidated financial statements

5.

JUST ENERGY GROUP INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED MARCH 31, 2019
(in thousands of Canadian dollars, except where indicated and per share amounts)

1.	ORGANIZATION

Just Energy Group Inc. (“JEGI”, “Just Energy” or the “Company”) is a corporation established under the laws of Canada to hold securities and to distribute the income of its directly or indirectly owned operating subsidiaries and affiliates. The registered office of Just Energy is First Canadian Place, 100 King Street West, Toronto, Ontario, Canada. The consolidated financial statements consist of Just Energy and its subsidiaries and affiliates. The consolidated financial statements were approved by the Board of Directors on May 15, 2019.

2.	OPERATIONS

Just Energy is a leading consumer company focused on essential needs, including electricity and natural gas commodities; on health and well-being, through products such as water quality and filtration devices; and on utility conservation, bringing energy efficient solutions and renewable energy options to consumers. Currently operating in the United States (“U.S.”), Canada and the United Kingdom (“U.K.”), Just Energy serves residential and commercial customers. Just Energy is the parent company of Amigo Energy, EdgePower Inc., Filter Group Inc., Green Star Energy, Hudson Energy, Interactive Energy Group, Just Energy Advanced Solutions, Tara Energy and TerraPass.

Just Energy’s current commodity product offerings include fixed, variable, index and flat rate options. By fixing the price of natural gas or electricity under its fixed-price or price-protected program contracts for a period of up to five years, Just Energy’s customers offset their exposure to changes in the price of these essential commodities. Variable rate products allow customers to maintain competitive rates while retaining the ability to lock into a fixed price at their discretion. Flat-bill products allow customers to pay a flat rate each month regardless of usage. Just Energy derives its margin or gross profit from the difference between the price at which it is able to sell the commodities to its customers and the related price at which it purchases the associated volumes from its suppliers.

Through the Filter Group business acquired by Just Energy on October 1, 2018, Just Energy provides subscription-based, home water filtration systems to residential customers, including under-counter and whole-home water filtration solutions. In addition, Just Energy markets smart thermostats, offering the thermostats as a stand-alone unit or bundled with certain commodity products. The smart thermostats are currently manufactured and distributed by ecobee Inc. (“ecobee”), a company in which Just Energy holds a 8% fully diluted equity interest. Just Energy also offers green products through its JustGreen program. The JustGreen electricity product offers customers the option of having all or a portion of their electricity sourced from renewable green sources such as wind, solar, hydropower or biomass. The JustGreen gas product offers carbon offset credits that allow customers to reduce or eliminate the carbon footprint of their homes or businesses. Additional green products allow customers to offset their carbon footprint without buying energy commodity products and can be offered in all states and provinces without being dependent on energy deregulation. Just Energy also provides energy management solutions to both Consumer and Commercial customers in the form of value added products and services which include, but are not limited to, LED retrofit lighting and HVAC controls, as well as enterprise monitoring.

Just Energy markets its product offerings through several sales channels including brokers, online marketing, retail and affinity relationships, and door-to-door.

In March 2019, Just Energy formally approved and commenced a process to dispose of its businesses in Germany, Ireland and Japan. The decision was part of a strategic transition to focus on the core business in North America and the U.K. The disposal of the operations is expected to be completed within the next 12 months. At March 31, 2019, these operations were classified as a disposal group held for sale and as a discontinued operation. Previously, these operations were reported within the Consumer segment.

6.

JUST ENERGY GROUP INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED MARCH 31, 2019
(in thousands of Canadian dollars, except where indicated and per share amounts)

3.	BASIS OF PRESENTATION

(a)	Compliance with IFRS

The consolidated financial statements have been prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”). The policies applied in these consolidated financial statements were based on IFRS issued and outstanding as at March 31, 2019.

The consolidated financial statements are presented in Canadian dollars, the functional currency of Just Energy, and all values are rounded to the nearest thousand, except where indicated. The Company’s consolidated financial statements are prepared on the historical cost basis of accounting, except as disclosed in the accounting policies set out below.

(b)	Principles of consolidation

The consolidated financial statements include the accounts of Just Energy and its directly or indirectly owned subsidiaries as at March 31, 2019. Subsidiaries are consolidated from the date of acquisition and control, and continue to be consolidated until the date that such control ceases. Control is achieved when the Company is exposed, or has rights, to variable returns from its involvement with the investee and has the ability to affect these returns through its power over the investee. The financial statements of the subsidiaries are prepared for the same reporting period as Just Energy, using consistent accounting policies. All intercompany balances, income, expenses, and unrealized gains and losses resulting from intercompany transactions are eliminated on consolidation.

(c)	Comparative consolidated financial statements

Certain figures in the comparative consolidated financial statements have been reclassified from statements previously presented to conform to the presentation of the current year’s consolidated financial statements. This includes consolidating the unbilled revenues with trade receivables and separating out the discontinued operations’ results from prior fiscal years. The changes were made to consolidate line items that are alike in nature and for comparability of results.

4.	SIGNIFICANT ACCOUNTING POLICIES

Cash and cash equivalents and restricted cash

All highly liquid temporary cash investments with an original maturity of three months or less when purchased are considered to be cash equivalents. For the purpose of the consolidated statements of cash flows, cash and cash equivalents consist of cash and cash equivalents as defined above, net of outstanding bank overdrafts.

Restricted cash includes cash and cash equivalents, where the availability of funds is restricted by debt arrangements or held in escrow as part of prior acquisition agreements.

7.

JUST ENERGY GROUP INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED MARCH 31, 2019
(in thousands of Canadian dollars, except where indicated and per share amounts)

Accrued gas receivable/accrued gas payable or gas delivered in excess of consumption/deferred revenue

Accrued gas receivable from Just Energy’s customers is stated at fair value and results from customers consuming more gas than has been delivered by Just Energy to local distribution companies (“LDCs”). Accrued gas payable represents Just Energy’s obligation to the LDCs for the customers’ excess consumption, over what was delivered to the LDCs.

Gas delivered to LDCs in excess of consumption by customers is stated at the lower of cost and net realizable value. Collections from customers in advance of their consumption of gas result in deferred revenue.

Assuming normal weather and consumption patterns, during the winter months, customers will have consumed more than was delivered, resulting in the recognition of accrued gas receivable/accrued gas payable. In the summer months, customers will have consumed less than what was delivered, resulting in the recognition of gas delivered in excess of consumption/deferred revenue.

These adjustments are applicable solely to the Ontario, Manitoba, Quebec, Saskatchewan and Michigan gas markets.

Gas in storage

Gas in storage represents the gas delivered to the LDCs in Illinois, Indiana, New York, Ohio, Georgia, Maryland, California and Alberta. The balance will fluctuate as gas is injected into or withdrawn from storage.

Gas in storage is valued at the lower of cost and net realizable value, with cost being determined on a weighted average basis. Net realizable value is the estimated selling price in the ordinary course of business.

Property and equipment (“P&E”)

Property and equipment are stated at cost, net of any accumulated depreciation and impairment losses. Cost includes the purchase price and, where relevant, any costs directly attributable to bringing the asset to the location and condition necessary and/or the present value of all dismantling and removal costs. Where major components of property and equipment have different useful lives, the components are recognized and depreciated separately. Just Energy recognizes, in the carrying amount, the cost of replacing part of an item when the cost is incurred and if it is probable that the future economic benefits embodied in the item can be reliably measured. When significant parts of property and equipment are required to be replaced at intervals, Just Energy recognizes such parts as individual assets with specific useful lives and depreciates them accordingly. Likewise, when a major inspection is performed, its cost is recognized in the carrying amount of the equipment as a replacement if the recognition criteria are satisfied. All other repair and maintenance costs are recognized in the consolidated statements of income (loss) as a general and administrative expense when incurred. Depreciation is provided over the estimated useful lives of the assets as follows:

8.

JUST ENERGY GROUP INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED MARCH 31, 2019
(in thousands of Canadian dollars, except where indicated and per share amounts)

Asset category	Depreciation method	Rate/useful life
Furniture and fixtures	Declining balance	20%
Office equipment	Declining balance	20%
Computer equipment	Declining balance	30%
Leasehold improvements	Straight-line	Term of lease
Thermostats	Straight-line	5 years
Installed assets (water filtration)	Straight-line	4-7 years

An item of property and equipment and any significant part initially recognized is derecognized upon disposal or when no future economic benefits are expected from its use or disposal. Any gain or loss arising on derecognition of the asset is included in the consolidated statements of income (loss).

The useful lives and methods of depreciation are reviewed at each financial year-end and adjusted prospectively, if appropriate.

Business combinations

All identifiable assets acquired and liabilities assumed are measured at the acquisition date at fair value. The Company records all identifiable intangible assets including identifiable assets that had not been recognized by the acquiree before the business combination. Any excess of the cost of acquisition over the Company’s share of the net fair value of the identifiable assets acquired and liabilities assumed is recorded as goodwill. During the measurement period (which is within one year from the acquisition date), Just Energy may adjust the amounts recognized at the acquisition date to reflect new information obtained about facts and circumstances that existed as of the acquisition date. Adjustments related to facts and circumstances that did not exist as at the consolidated statement of financial position dates are taken to the consolidated statements of income (loss). The Company records acquisition-related costs as expenses in the periods in which the costs are incurred with the exception of certain costs relating to registering and issuing debt or equity securities which are accounted for as part of the financing. Non-controlling interest is recognized at its proportionate share of the fair value of identifiable assets and liabilities, unless otherwise indicated.

Goodwill

Goodwill is initially measured at cost, which is the excess of the cost of the business combination over Just Energy’s share in the net fair value of the acquiree’s identifiable assets, liabilities and contingent liabilities. Any negative difference is recognized directly in the consolidated statements of income (loss).

After initial recognition, goodwill is measured at cost, less impairment losses. For the purpose of impairment testing, goodwill is allocated to each of Just Energy’s operating segments that are expected to benefit from the synergies of the combination, irrespective of whether other assets and liabilities of the acquiree are assigned to those segments.

Intangible assets

Intangible assets acquired outside of a business combination are measured at cost on initial recognition. Intangible assets acquired in a business combination are recorded at fair value on the date of acquisition. Following initial recognition, intangible assets are carried at cost less any accumulated amortization and/or accumulated impairment losses.

9.

JUST ENERGY GROUP INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED MARCH 31, 2019
(in thousands of Canadian dollars, except where indicated and per share amounts)

Intangible assets with finite useful lives are amortized over the useful economic life and assessed for impairment whenever there is an indication that the intangible asset may be impaired. The amortization method and amortization period of an intangible asset with a finite useful life are reviewed at least annually. Changes in the expected useful life or the expected pattern of consumption of future economic benefits embodied in the asset are accounted for by changing the amortization period or method, as appropriate, and are treated as changes in accounting estimates. The amortization expense related to intangible assets with finite lives is recognized in the consolidated statements of income (loss) in the expense category associated with the function of the intangible assets. Intangible assets consist of gas customer contracts, electricity customer contracts, sales network, brand and goodwill, acquired through business combinations and asset purchases, as well as software, commodity billing and settlement systems and information technology system development.

Internally generated intangible assets are capitalized when the product or process is technically and commercially feasible, the future economic benefit is measurable, Just Energy can demonstrate how the asset will generate future economic benefits and Just Energy has sufficient resources to complete development. The cost of an internally generated intangible asset comprises all directly attributable costs necessary to create, produce and prepare the asset to be capable of operating in the manner intended by management.

The goodwill and certain brands are considered to have indefinite lives and are not amortized, rather tested annually for impairment. The assessment of indefinite life is reviewed annually. The Filter Group brand is treated as a finite life asset and amortized due to its history of rebranding.

Gains or losses arising from disposal of an intangible asset are measured as the difference between the net disposal proceeds and the carrying amount of the asset, and are recognized in the consolidated statements of income (loss) when the asset is derecognized.

Intangible asset category	Amortization method	Rate/useful life
Customer contracts	Straight-line	Term of contract
Contract relationships	Straight-line	Term of contract
Commodity billing and settlement system	Straight-line	5 years
Sales network and affinity relationships	Straight-line	5-8 years
Information technology system development	Straight-line	3-5 years
Software	Straight-line	1 year
Technology	Straight-line	15 years
Brand (Filter Group)	Straight-line	10 years

Impairment of non-financial assets

Just Energy assesses whether there is an indication that an asset may be impaired at each reporting date. If such an indication exists or when annual testing for an asset is required, Just Energy estimates the asset's recoverable amount. The recoverable amounts of goodwill and intangible assets with an indefinite useful life are tested annually. The recoverable amount is the higher of an asset's or cash-generating unit's (“CGU”) fair value less costs to sell and its value-in-use. Value-in-use is determined by discounting estimated future pre-tax cash flows using a pre-tax discount rate that reflects the current market assessment of the time value of money and the specific risks of the asset. The recoverable amount of assets that do not generate independent cash flows is determined based on the CGU to which the asset belongs.

10.

JUST ENERGY GROUP INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED MARCH 31, 2019
(in thousands of Canadian dollars, except where indicated and per share amounts)

An impairment loss is recognized if an asset's carrying amount or that of the CGU to which it is allocated is higher than its recoverable amount. Impairment losses of CGUs are first charged against the value of assets in proportion to their carrying amount.

In the consolidated statements of income (loss), an impairment loss is recognized in the expense category associated with the function of the impaired asset.

For assets excluding goodwill, an assessment is made at each reporting date as to whether there is any indication that previously recognized impairment losses may no longer exist or may have decreased. If such indication exists, Just Energy estimates the asset’s or CGU’s recoverable amount. A previously recognized impairment loss is reversed only if there has been a change in the assumptions used to determine the asset’s recoverable amount since the last impairment loss was recognized. The reversal is limited so that the carrying amount of the asset does not exceed its recoverable amount, nor exceed the carrying amount that would have been determined, net of amortization, had no impairment loss been recognized for the asset in prior years. Such a reversal is recognized in the consolidated statements of income (loss).

Goodwill is tested for impairment annually and when circumstances indicate that the carrying value may be impaired. Goodwill is tested at the segment level as that is the lowest level at which goodwill is monitored. Impairment is determined for goodwill by assessing the recoverable amount of each segment to which the goodwill relates. Where the recoverable amount of the segment is less than its carrying amount, an impairment loss is recognized. Impairment losses relating to goodwill cannot be reversed in future periods.

Leases

A lease is an arrangement whereby the lessor conveys to the lessee, in return for a payment or series of payments, the right to use an asset for an agreed period of time. Where Just Energy determines that the contractual provisions of a contract contain, or are, a lease and result in the customer assuming the principal risks and rewards of ownership of the asset, the arrangement is a finance lease. Assets subject to finance leases are not reflected as property and equipment and the net investment in the lease, represented by the present value of the amounts due from the lessee, is recorded as a financial asset, classified as a finance lease receivable. The payments considered to be part of the leasing arrangement are apportioned between a reduction in the lease receivable and finance lease income. The finance lease income element of the payments is recognized using a method that results in a constant rate of return on the net investment in each period and is reflected in financing income.

IFRS 15, Revenue from Contracts with Customers (“IFRS 15”) requires the estimation of total consideration over the contract term and the allocation of that consideration to all performance obligations in the contract based on their relative stand-alone selling prices. As such, consideration is allocated towards the performance obligation related to the finance lease and commodity revenue if a customer has a contract with Just Energy for a thermostat and electricity and/or power that was entered into at the same time.

The determination of whether an arrangement is or contains a lease is based on the substance of the arrangement at the inception date and whether fulfillment of the arrangement is dependent on the use of a specific asset or assets, or the arrangement conveys a right to use the asset.

Just Energy as a lessee

Operating lease payments are recognized as an expense in the consolidated statements of income (loss) on a straight-line basis over the lease term.

11.

JUST ENERGY GROUP INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED MARCH 31, 2019
(in thousands of Canadian dollars, except where indicated and per share amounts)

Just Energy as a lessor

Leases where Just Energy does not transfer substantially all the risks and benefits of ownership of the asset are classified as operating leases. Initial direct costs incurred in negotiating an operating lease are added to the carrying amount of the leased asset and recognized over the lease term on the same basis as rental income.

Just Energy considers itself to be a dealer lessor with respect to its lease arrangements for thermostats as it has given the customer the choice of either buying or leasing the thermostat. A finance lease of an asset by a dealer lessor gives rise to profit or loss equivalent to that resulting from an outright sale of the underlying asset, at normal selling prices. Just Energy recognizes revenue based on the fair value of the thermostat at the time of completed installation of the thermostat, at which point in time Just Energy has transferred control of the thermostat to the customer. Just Energy also recognizes the cost of sale on the thermostat through cost of goods sold.

Financial instruments

For comparability purposes, the accounting policies below discuss the previous financial instruments treatment under IAS 39, Financial Instruments: Recognition and Measurement (“IAS 39”). IAS 39 was applied in fiscal 2018. For fiscal 2019, the Company adopted IFRS 9, Financial Instruments (“IFRS 9”), as discussed in Note 7, “Accounting Policies and New Standards Adopted”.

Financial assets and liabilities

Just Energy classifies its financial assets as either (i) financial assets at fair value through profit or loss, (ii) loans and receivables, (iii) other financial assets, or (iv) available for sale, and its financial liabilities as either (i) financial liabilities at fair value through profit or loss or (ii) other financial liabilities. Appropriate classification of financial assets and liabilities is determined at the time of initial recognition or when reclassified in the consolidated statements of financial position.

Financial instruments are recognized on the trade date, which is the date on which Just Energy commits to purchase or sell the asset.

Financial assets at fair value through profit or loss

Financial assets at fair value through profit or loss include financial assets held for trading and financial assets designated upon initial recognition as at fair value through profit or loss. Financial assets are classified as fair value through profit or loss if they are acquired for the purpose of selling or repurchasing in the near term. This category includes derivative financial instruments entered into that are not designated as hedging instruments in hedge relationships as defined by IAS 39. Included in this class are primarily physical delivered energy contracts, for which the own-use exemption could not be applied, financially settled energy contracts and foreign currency forward contracts.

An analysis of fair values of financial instruments and further details as to how they are measured are provided in Note 14. Related realized and unrealized gains and losses are included in the consolidated statements of income (loss).

12.

JUST ENERGY GROUP INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED MARCH 31, 2019
(in thousands of Canadian dollars, except where indicated and per share amounts)

Loans and receivables

Loans and receivables are non-derivative financial assets with fixed or determinable payments that are not quoted in an active market. Loans and receivables are initially recognized at fair value net of transaction costs. They are subsequently measured at amortized cost using the effective interest rate method less any impairment. The effective interest amortization is included in finance costs in the consolidated statements of income (loss).

Financial assets classified as available for sale

Available for sale financial assets are held at fair value with gains and losses included in other comprehensive income. Just Energy uses this classification for assets that are not derivatives and are not held for trading purposes or otherwise designated at fair value through profit or loss, or at amortized cost.

Derecognition

A financial asset is derecognized when the rights to receive cash flows from the asset have expired or when Just Energy has transferred its rights to receive cash flows from the asset.

Impairment of financial assets

Just Energy assesses whether there is objective evidence that a financial asset is impaired at each reporting date. A financial asset is deemed to be impaired if there is objective evidence of impairment as a result of one or more events that have occurred after the initial recognition of the asset (an incurred “loss event”) and that loss event has an impact on the estimated future cash flows that can be reliably estimated.

For significant individual financial assets carried at amortized cost, Just Energy assesses if impairment significantly exists. Insignificant financial assets are assessed collectively. If Just Energy determines that no objective evidence of impairment exists for an individually assessed financial asset, it includes the asset in a group of financial assets with similar credit risk characteristics and collectively assesses them for impairment. Assets that are individually assessed for impairment and for which an impairment loss is, or continues to be, recognized are not included in a collective assessment of impairment.

If there is objective evidence that an impairment loss has occurred, the amount of the loss is measured as the difference between the asset’s carrying amount and the present value of estimated future cash flows. The present value of the estimated future cash flows is discounted at the financial asset’s original effective interest rate.

The carrying amount of the asset is reduced through the use of an allowance account and the amount of the loss is recognized in profit or loss. Interest income continues to be accrued on the reduced carrying amount and is accrued using the rate of interest used to discount the future cash flows for the purpose of measuring the impairment loss. The interest income is recorded as part of other income in the consolidated statements of income (loss).

Loans and receivables, together with the associated allowance, are written off when there is no realistic prospect of future recovery. If, in a subsequent year, the amount of the estimated impairment loss increases or decreases because of an event occurring after the impairment was recognized, the previously recognized impairment loss is increased or reduced by adjusting the allowance account. If a write-off is later recovered, the recovery is credited to other operating costs in the consolidated statements of income (loss).

13.

JUST ENERGY GROUP INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED MARCH 31, 2019
(in thousands of Canadian dollars, except where indicated and per share amounts)

Financial liabilities at fair value through profit or loss

Financial liabilities at fair value through profit or loss include financial liabilities held for trading and financial liabilities designated upon initial recognition as at fair value through profit or loss.

Financial liabilities are classified as held for trading if they are acquired for the purpose of selling in the near term. This category includes derivative financial instruments entered into by Just Energy that are not designated as hedging instruments in hedge relationships as defined by IAS 39. Included in this class are primarily physically delivered energy contracts, for which the own-use exemption could not be applied, financially settled energy contracts and foreign currency forward contracts.

Gains or losses on liabilities held for trading are recognized in the consolidated statements of income (loss).

Other financial liabilities

Other financial liabilities are measured at amortized cost using the effective interest rate method. Financial liabilities include long-term debt issued and are initially measured at fair value. Fair value is the consideration received, net of transaction costs incurred, trade and other payables and bank indebtedness. Transaction costs related to the long-term debt instruments are included in the value of the instruments and amortized using the effective interest rate method. The effective interest expense is included in finance costs in the consolidated statements of income (loss).

Derecognition

A financial liability is derecognized when the obligation under the liability is discharged or cancelled or expires. When an existing financial liability is replaced by another from the same lender on substantially different terms, or the terms of an existing liability are substantially modified, such an exchange or modification is treated as a derecognition of the original liability and the recognition of a new liability, and the difference in the respective carrying amounts is recognized in the consolidated statements of income (loss).

Derivative instruments

Just Energy enters into fixed-term contracts with customers to provide electricity and gas at fixed prices. These customer contracts expose Just Energy to changes in consumption as well as changes in the market prices of gas and electricity. To reduce its exposure to movements in commodity prices, Just Energy enters into contracts with suppliers that expose the Company to changes in prices for the purchase and sale of power and natural gas. These contracts are treated as derivatives as they do not meet the own-use criteria under IAS 32, Financial Instruments: Presentation (“IAS 32”). The primary factors affecting the fair value of derivative instruments at any point in time are the volume of open derivative positions and the changes of commodity market prices. Prices for power and natural gas are volatile, which can result in material changes in the fair value measurements reported in Just Energy’s consolidated financial statements in the future.

Just Energy analyzes all its contracts, of both a financial and non-financial nature, to identify the existence of any “embedded” derivatives. Embedded derivatives are accounted for separately from the underlying contract at the inception date when their economic characteristics are not closely related to those of the host contract and the host contract is not carried as held for trading or designated as fair value through profit or loss. These embedded derivatives are measured at fair value with changes in fair value recognized in profit or loss.

14.

JUST ENERGY GROUP INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED MARCH 31, 2019
(in thousands of Canadian dollars, except where indicated and per share amounts)

All derivatives are recognized at fair value on the date on which the derivative is entered into and are remeasured to fair value at each reporting date. Derivatives are carried in the consolidated statements of financial position as other financial assets when the fair value is positive and as other financial liabilities when the fair value is negative. Just Energy does not utilize hedge accounting; therefore, changes in the fair value of these derivatives are recorded directly to the consolidated statements of income (loss) and are included within change in fair value of derivative instruments and other.

Offsetting of financial instruments

Financial assets and financial liabilities are offset and the net amount reported in the consolidated statements of financial position if, and only if, there is currently an enforceable legal right to offset the recognized amounts and there is an intention to settle on a net basis, or to realize the assets and settle the liabilities simultaneously.

Fair value of financial instruments

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (i.e., an exit price). The fair value of financial instruments that are traded in active markets at each reporting date is determined by reference to quoted market prices, without any deduction for transaction costs.

For financial instruments not traded in an active market, the fair value is determined using appropriate valuation techniques that are recognized by market participants. Such techniques may include using recent arm’s-length market transactions, reference to the current fair value of another instrument that is substantially the same, discounted cash flow analysis, or other valuation models. An analysis of fair values of financial instruments and further details as to how they are measured are provided in Note 14.

Revenue recognition

For comparability purposes, the accounting policy below discusses the previous revenue recognition treatment under IAS 18, Revenue (“IAS 18”). The fiscal 2018 financial statements were prepared using IAS 18. For fiscal 2019, the Company adopted IFRS 15 as discussed in Note 7, “Accounting Policies and New Standards Adopted”.

Revenue is recognized when significant risks and rewards of ownership are transferred to the customer. In the case of gas and electricity, transfer of risks and rewards is upon consumption of the commodity. Just Energy recognizes revenue from thermostat leases, based on rental rates over the term commencing from the installation date.

Revenue is measured at the fair value of the consideration received, excluding discounts, rebates and sales taxes.

The Company assumes credit risk for all customers in Alberta, Texas, Illinois, California, Michigan, Delaware, Ohio, Georgia and the U.K. On all value-added products sold on the market, Just Energy also assumes the credit risk. In these markets, the Company ensures that credit review processes are in place prior to the commodity flowing to the customer.

15.

JUST ENERGY GROUP INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED MARCH 31, 2019
(in thousands of Canadian dollars, except where indicated and per share amounts)

Foreign currency translation

Functional and presentation currency

Items included in the consolidated financial statements of each of the Company’s entities are measured using the currency of the primary economic environment in which the entity operates (the “functional currency”). For U.S.-based subsidiaries, this is U.S. dollars (“USD”), for subsidiaries based in the U.K. it is British pounds, and for subsidiaries based in Germany and Ireland it is euros. The consolidated financial statements are presented in Canadian dollars, which is the parent Company’s presentation and functional currency.

Transactions

Foreign currency transactions are translated into the functional currency using the exchange rates prevailing at the dates of the transactions. Foreign exchange gains and losses resulting from the settlement of such transactions and from the translation at period-end exchange rates of monetary assets and liabilities denominated in foreign currencies are recognized in the consolidated statements of income (loss).

Translation of foreign operations

The results and consolidated financial position of all the group entities that have a functional currency different from the presentation currency are translated into the presentation currency as follows:

•	assets and liabilities for each consolidated statement of financial position presented are translated at the closing rate as at the date of that consolidated statement of financial position; and

•	income and expenses for each consolidated statement of income (loss) are translated at the exchange rates prevailing at the dates of the transactions.

On consolidation, exchange differences arising from the translation of the net investment in foreign operations are recorded in other comprehensive income (“OCI”).

When a foreign operation is partially disposed of or sold, exchange differences that were recorded in accumulated other comprehensive income are recognized in the consolidated statements of income (loss) as part of the gain or loss on sale.

Goodwill and fair value adjustments arising on the acquisition of a foreign entity are treated as assets and liabilities of the foreign entity and translated at the closing rate.

Earnings (loss) per share amounts

The computation of earnings (loss) per share is based on the weighted average number of shares outstanding during the year. Diluted earnings (loss) per share are computed in a similar way to basic earnings (loss) per share except that the weighted average number of shares outstanding is increased to include additional shares assuming the exercise of stock options, restricted share grants (“RSGs”), performance bonus incentive grants (“PBGs”), deferred share grants (“DSGs”) and convertible debentures, if dilutive.

16.

JUST ENERGY GROUP INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED MARCH 31, 2019
(in thousands of Canadian dollars, except where indicated and per share amounts)

Share-based compensation plans

Equity-based compensation liability

Share-based compensation plans are equity-settled transactions. The cost of share-based compensation is measured by reference to the fair value at the date on which it was granted. Awards are valued at the grant date and are not adjusted for changes in the prices of the underlying shares and other measurement assumptions. The cost of equity-settled transactions is recognized, together with the corresponding increase in equity, over the period in which the performance or service conditions are fulfilled, ending on the date on which the relevant grantee becomes fully entitled to the award. The cumulative expense recognized for equity-settled transactions at each reporting date until the vesting period reflects the extent to which the vesting period has expired and Just Energy’s best estimate of the number of the shares that will ultimately vest. The expense or credit recognized for a period represents the movement in cumulative expense recognized as at the beginning and end of that period.

When options, RSGs, PBGs and DSGs are exercised or exchanged, the amounts previously credited to contributed deficit are reversed and credited to shareholders' capital.

Employee future benefits

In Canada, Just Energy offers a long-term wealth accumulation plan (the "Canadian Plan") for all permanent full-time and permanent part-time employees (working more than 26 hours per week). The Canadian Plan consists of two components, a Deferred Profit Sharing Plan ("DPSP") and an Employee Profit Sharing Plan ("EPSP"). For participants of the DPSP, Just Energy contributes an amount equal to a maximum of 2% per annum of an employee's base earnings. For the EPSP, Just Energy contributes an amount up to a maximum of 2% per annum of an employee's base earnings towards the purchase of shares of Just Energy, on a matching one-for-one basis.

For U.S. employees, Just Energy has established a long-term savings plan (the "U.S. Plan") for all permanent full-time and part-time employees (working more than 30 hours per week) of its subsidiaries. The U.S. Plan consists of two components, a 401(k) and an Employee Unit Purchase Plan ("EUPP"). For participants who are enrolled only in the EUPP, Just Energy contributes an amount up to a maximum of 3% per annum of an employee's base earnings towards the purchase of Just Energy shares, on a matching one-for-one basis. For participants who are enrolled only in the 401(k), Just Energy contributes an amount up to a maximum of 4% per annum of an employee's base earnings, on a matching one-for-one basis. In the event an employee participates in both the EUPP and 401(k), the maximum Just Energy will contribute is 5% total, consisting of 3% to the EUPP and 2% to the 401(k).

Participation in the plans in Canada or the U.S. is voluntary. For the 401(k), there is a two-year vesting period beginning from the date of hire, and for the EUPP, there is a six-month vesting period from the employee's enrollment date in the plan.

Obligations for contributions to the Canadian and U.S. Plans are recognized as an expense in the consolidated statements of income (loss) when the employee makes a contribution.

17.

JUST ENERGY GROUP INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED MARCH 31, 2019
(in thousands of Canadian dollars, except where indicated and per share amounts)

Income taxes

Current income tax assets and liabilities for the current and prior periods are measured at the amount expected to be recovered from, or paid to, the taxation authorities. The tax rates and tax laws used to compute the amount are those that are enacted or substantively enacted at the reporting date in the countries where Just Energy operates and generates taxable income.

Current income taxes relating to items recognized directly in OCI or equity are recognized in OCI or equity and not in profit or loss. Management periodically evaluates positions taken in the tax returns with respect to situations where applicable tax regulations are subject to interpretation and establishes provisions where appropriate.

Just Energy follows the liability method of accounting for deferred income taxes. Under this method, deferred income tax assets and liabilities are recognized for the estimated tax consequences attributable to the temporary differences between the carrying value of the assets and liabilities in the consolidated financial statements and their respective tax bases.

Deferred income tax liabilities are recognized for all taxable temporary differences except:

•	where the deferred income tax liability arises from the initial recognition of goodwill or of an asset or liability in a transaction that is not a business combination and, at the time of the transaction, affects neither the accounting profit nor taxable profit or loss; and

•	in respect of taxable temporary differences associated with investments in subsidiaries, where the timing of the reversal of the temporary differences can be controlled by the parent and it is probable that the temporary differences will not reverse in the foreseeable future.

Deferred income tax assets are recognized for all deductible temporary differences, the carryforward of unused tax credits and any unused tax losses, to the extent that it is probable that taxable profit will be available against which the deductible temporary differences, and the carryforward of unused tax credits and unused tax losses, can be utilized except:

•	where the deferred income tax asset relating to the deductible temporary difference arises from the initial recognition of an asset or liability in a transaction that is not a business combination and, at the time of the transaction, affects neither the accounting profit nor taxable profit or loss; and

•	in respect of deductible temporary differences associated with investments in subsidiaries, deferred income tax assets are recognized only to the extent that it is probable that the temporary differences will reverse in the foreseeable future and taxable profit will be available against which the temporary differences can be utilized.

The carrying amount of deferred income tax assets is reviewed at the end of each reporting period and reduced to the extent that it is no longer probable that sufficient taxable profit will be available to allow all or part of the deferred income tax asset to be utilized. Unrecognized deferred income tax assets are reassessed at the end of each reporting period and are recognized to the extent that it has become probable that future taxable profits will allow the deferred income tax asset to be recovered.

Deferred income tax assets and liabilities are measured at the tax rates that are expected to apply to the year when the asset is realized or the liability is settled, based on tax rates (and tax laws) that have been enacted or substantively enacted by the end of the reporting period.

18.

JUST ENERGY GROUP INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED MARCH 31, 2019
(in thousands of Canadian dollars, except where indicated and per share amounts)

Deferred income taxes relating to items recognized in cumulative translation adjustment or equity is recognized in cumulative translation adjustment or equity and not in profit or loss.

Deferred income tax assets and deferred income tax liabilities are offset, if a legally enforceable right exists to set off current income tax assets against current income tax liabilities and the deferred income taxes relate to the same taxable entity and the same taxation authority.

Provisions and restructuring

Provisions are recognized when Just Energy has a present obligation, legal or constructive, as a result of a past event and it is probable that an outflow of resources embodying economic benefits will be required to settle the obligation and a reliable estimate can be made of the amount of the obligation. Where Just Energy expects some or all provisions to be reimbursed, the reimbursement is recognized as a separate asset but only when the reimbursement is virtually certain. The expense relating to any provision is presented in the consolidated statements of income (loss), net of any reimbursement. If the effect of the time value of money is material, provisions are discounted using a current pre-tax rate that reflects, where appropriate, the risks specific to the liability.

Restructuring provisions comprise activities including termination or relocation of a business, management structural reorganization and employee-related costs. Incremental costs directly associated with the restructuring are included in the restructuring provision. Costs associated with ongoing activities, including training or relocating continuing staff, are excluded from the provision. Measurement of the provision is at the best estimate of the anticipated costs to be incurred.

Where discounting is used, the increase in the provision due to the passage of time is recognized as a finance cost in the consolidated statements of income (loss).

Selling and marketing expenses

Commissions and various other costs related to obtaining and renewing customer contracts are charged to income in the period incurred except as disclosed below:

Commissions related to obtaining and renewing Commercial customer contracts are paid in one of the following ways: all or partially up front or as a residual payment over the term of the contract. If the commission is paid all or partially up front, it is recorded as a customer acquisition cost in other current assets and expensed in selling and marketing expenses over the term for which the associated revenue is earned. If the commission is paid as a residual payment, the amount is expensed as earned.

Just Energy recognizes the incremental acquisition costs of obtaining a customer contract as an asset as these costs would not have been incurred if the contract had not been obtained and these costs are recovered through the consideration collected from the contract. Commissions and incentives paid for commodity contracts and value-added products are capitalized and amortized over the term of the contract. When the term of the contract is one year or less, the incremental costs incurred to obtain the customer contracts are expensed when incurred.

19.

JUST ENERGY GROUP INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED MARCH 31, 2019
(in thousands of Canadian dollars, except where indicated and per share amounts)

Green provision and certificates

Just Energy is a retailer of green energy and records a provision to its regulators as green energy sales are recognized. A corresponding cost is included in cost of sales. Just Energy measures its provision based on the extent of green certificates that it holds or has committed to purchase and has recorded this obligation net of its green certificates. Any provision balance in excess of the green certificates held or that Just Energy has committed to purchase is measured at fair value. Green certificates are purchased by Just Energy to settle its obligation with the regulators. Any green energy-related derivatives are forward contracts and are recognized in accordance with the accounting policy discussed under financial instruments above.

Non-current assets held for sale and discontinued operations

Just Energy classifies non-current assets and disposal groups as held for sale if their carrying amounts will be recovered principally through a sale transaction rather than through continuing use. Non-current assets and disposal groups classified as held for sale are measured at the lower of their carrying amount and fair value less costs to sell. The criteria for the held for sale classification is regarded as met only when the sale is highly probable, and the asset or disposal group is available for immediate sale in its present condition. Management must be committed to the sale, which should be expected to qualify for recognition as a completed sale within one year from the date of classification. Discontinued operations are excluded from the results of continuing operations and are presented as a single amount as profit or loss after tax from discontinued operations in the consolidated statements of income (loss). Property and equipment and intangible assets are not depreciated or amortized once classified as held for sale.

5.	REVISION OF PRIOR PERIOD FINANCIAL STATEMENT

During the fourth quarter ended March 31, 2019, management identified immaterial errors in certain balance sheet accounts related to flat delivery gas markets. These errors relate to fiscal years ended March 31, 2017 and earlier.

In accordance with accounting guidance in IAS 8, Accounting policies, accounting estimates and errors, as well as guidance found in Securities and Exchange Commission (“SEC”) Staff Accounting Bulletin No. 99, Materiality, and Staff Accounting Bulletin No. 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in the Current Year Financial Statements, the Company assessed the materiality of the errors and concluded that it was not material to any of the Company’s previously issued financial statements. The Company assessed that correcting these historical errors in the current period would be material to the current period. The Company revised its opening retained earnings at the beginning of the earliest period presented to correct the effect of the matters. The revision does not have an impact on the consolidated statements of income (loss) for fiscal 2018 and 2019.

The errors occurred before the earliest period presented in the financial statements, and as a result the net effect on opening balances of assets, liabilities and equity of $14.2 million was recorded as an adjustment to opening retained earnings. The following table presents the effect of the correction on the consolidated statement of financial position as at March 31, 2018.

20.

JUST ENERGY GROUP INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED MARCH 31, 2019
(in thousands of Canadian dollars, except where indicated and per share amounts)

	As previously reported	Adjustment	As revised
Trade and other receivables	$664,528	$(5,684)	$658,844
Gas in storage	11,812	(9,470)	2,342
Other current assets	109,697	2,517	112,214
Trade and other payables	(583,655)	(6,363)	(590,018)
Deferred revenue	(41,684)	2,974	(38,710)
Income tax payable	(7,304)	1,818	(5,486)
Deficit	$(1,066,931)	$(14,208)	$(1,081,139)

6.	SIGNIFICANT ACCOUNTING JUDGMENTS, ESTIMATES AND ASSUMPTIONS

The preparation of the consolidated financial statements requires the use of estimates and assumptions to be made in applying the accounting policies that affect the reported amounts of assets, liabilities, income and expenses. The estimates and related assumptions are based on previous experience and other factors considered reasonable under the circumstances, the results of which form the basis for making the assumptions about carrying values of assets and liabilities that are not readily apparent from other sources.

The estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognized in the period in which the estimate is revised. Judgments made by management in the application of IFRS that have a significant impact on the consolidated financial statements relate to the following:

Allowance for doubtful accounts

The measurement of the expected credit loss allowance for accounts receivable requires the use of management judgment in estimation techniques, building models, selecting key inputs and making significant assumptions about future economic conditions and credit behaviour of the customers, including the likelihood of customers defaulting and the resulting losses. At each reporting period, Just Energy is required to evaluate the change in credit quality since initial recognition, which also requires significant judgment.

Business combinations

In accounting for business combinations, judgment is required in estimating the acquisition date fair values of the identifiable assets acquired (including intangible assets) and liabilities assumed (including contingent liabilities). The necessary measurements are based on information available on the acquisition date and expectations and assumptions that have been deemed reasonable by management. During the measurement period (which is within one year from the acquisition date), Just Energy must adjust the amounts recognized at the acquisition date to reflect new information obtained about facts and circumstances that existed as of the acquisition date.

Deferred income taxes

Significant management judgment is required to determine the amount of deferred income tax assets and liabilities that can be recognized, based upon the likely timing and the level of future taxable income realized, including the usage of tax-planning strategies. Determining the tax treatment on certain transactions also involves management’s judgment.

Discontinued operations

Management used judgment in concluding on the discontinued operations classification as a major separate geographical area of operations, as part of a single coordinated disposal plan to resell the business in the new fiscal year. There is also a high level of judgment involved in estimating the fair value less cost to sell of the disposal group and the significant carrying amounts of the assets and liabilities related to assets held for sale. Refer to Note 18 for further details.

21.

JUST ENERGY GROUP INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED MARCH 31, 2019
(in thousands of Canadian dollars, except where indicated and per share amounts)

Fair value of financial instruments

Where the fair values of financial assets and financial liabilities recorded in the consolidated statements of financial position cannot be derived from active markets, they are determined using valuation techniques including discounted cash flow models or transacted/quoted prices of identical assets that are not active. The inputs to these models are taken from observable markets where possible, but where this is not feasible, a degree of judgment is required in establishing fair values. The judgment includes consideration of inputs such as liquidity risk, credit risk and volatility. Changes in assumptions about these factors could affect the reported fair value of financial instruments. Refer to Note 14 for further details about the assumptions as well as a sensitivity analysis.

Impairment of non-financial assets

Just Energy’s impairment test is based on the fair value less cost to sell calculation and uses an EBITDA multiple approach model. Management is required to exercise judgment in identifying the CGUs in which to allocate goodwill, working capital and related assets and liabilities. The EBITDA is derived from actual figures and the EBITDA-multiple is sourced from external sources of information, including analyst reports and competitor benchmarks. Judgment is further applied to determine which transactions or companies are considered comparable for use. Refer to Note 26 for further information.

7.	ACCOUNTING POLICIES AND NEW STANDARDS ADOPTED

IFRS 15

Just Energy has adopted IFRS 15, as issued by the IASB in July 2014, effective January 1, 2018. The new accounting policies have been applied from April 1, 2018 and, in accordance with the transitional provisions in IFRS 15, comparative figures have not been restated. Just Energy adopted IFRS 15 using the modified retrospective method, applying the practical expedient in paragraph C5(c) under which the aggregate effect of all modifications on the date of initial application is reflected. Accordingly, transition adjustments have been recognized through equity as at April 1, 2018.

IFRS 15 replaces the provisions of IAS 18, that relate to all revenue from contracts from customers, unless those contracts are in the scope of other standards. The new standard establishes a five-step model to account for revenue arising from contracts with customers. Under IFRS 15, revenue is recognized at an amount that reflects the consideration to which an entity expects to be entitled in exchange for transferring goods or services to a customer.

Accounting policies

The following accounting policies are applicable to the accounting for all revenue arising from contracts with customers, unless those contracts are in the scope of other standards in the quarter ended April 1, 2018 and onwards.

22.

JUST ENERGY GROUP INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED MARCH 31, 2019
(in thousands of Canadian dollars, except where indicated and per share amounts)

Gas and electricity

Sales

Just Energy historically recognized revenue based on consumption of the commodity by the customer. Often-times, the billing cycles for customers do not coincide with the accounting periods used for financial reporting purposes. Gas and electricity that have been consumed by a customer, but not yet billed to that customer, are estimated on an accrual basis and included in revenue during the period in which they were consumed. These accrual amounts result in contract assets and are presented as unbilled revenue under IFRS 15. Unbilled revenue is assessed for impairment in accordance with IFRS 9.

Upon the adoption of IFRS 15, there is no change in the revenue recognition for gas and electricity sales. Just Energy has identified that the material performance obligation is the provision of gas and electricity to customers, which is satisfied over time throughout the contract term. Just Energy utilizes the output method to recognize revenue based on the units of gas and electricity delivered and billed to the customer each month. Just Energy has elected to adopt the practical expedient to recognize revenue in the amount to which the entity has a right to invoice, as the entity has a right to consideration from a customer in an amount that corresponds directly with the value to the customer of the entity’s performance to date.

Expenses

Historically, North American residential sales commissions and incentives paid to brokers, employees or third parties for acquiring new contracts with customers were recognized as selling expenses as they were incurred.

Upon the adoption of IFRS 15, incremental costs to obtain a contract with a customer are capitalized if expected to be recovered. As such, Just Energy commenced capitalizing all upfront sales commissions, incentives and third party verification costs that meet the criteria for capitalization. These expenses are deferred and amortized over the average customer relationship period, which varies from two to five years depending on the market where the customer resides. Just Energy has elected under the practical expedient to recognize incremental costs of obtaining a contract as an expense when incurred if the contract length is one year or less.

Impact on consolidated financial statements

The cumulative effect of changes made to the April 1, 2018 consolidated statement of financial position for the adoption of IFRS 15 was as follows, and had a deferred income tax liability effect of $7,493:

	Original IAS 18	Carrying amount New IFRS 15
Current assets
Customer acquisition costs	$31,852	$43,152
Non-current financial assets
Customer acquisition costs	$17,101	$34,162

23.

JUST ENERGY GROUP INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED MARCH 31, 2019
(in thousands of Canadian dollars, except where indicated and per share amounts)

The following table shows the effect of IFRS 15 adoption on the consolidated statement of financial position as at March 31, 2019:

	As at March 31, 2019 (reported)	Balances without adoption of IFRS 15	Effect of change higher
Current assets
Customer acquisition costs	$75,707	$31,865	$43,842
Non-current financial assets
Customer acquisition costs	$46,416	$17,830	$28,586

The following table shows the movement of customer acquisition costs after the implementation of IFRS 15:

	Current assets	Non-current assets
Opening balance	$41,704	$34,106
Capitalization	98,483	39,552
Amortization	(64,480)	(27,242)
Closing balance	$75,707	$46,416

24.

JUST ENERGY GROUP INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED MARCH 31, 2019
(in thousands of Canadian dollars, except where indicated and per share amounts)

The following table shows the effect of the adoption of IFRS 15 on the consolidated statement of comprehensive income (loss) for the year ended March 31, 2019:

	For the year ended Mar. 31, 2019 (reported)	Balances without adoption of IFRS 15	Effect of change higher (lower)
Sales	$3,812,470	$3,812,470	$-
Cost of sales	3,100,255	3,100,255	-
Gross margin	712,215	712,215	-
Expenses
Administrative	206,820	206,820	-
Selling and marketing	232,030	264,558	(32,528)
Other operating expenses	115,016	115,016	-
Restructuring costs	16,078	16,078	-
	569,944	602,472	(32,528)
Operating profit before the following	142,271	109,743	32,528
Finance costs	(88,072)	(88,072)	-
Change in fair value of derivative instruments and other	(153,226)	(153,226)	-
Other income -net	1,365	1,365	-
Loss before income taxes	(97,662)	(130,190)	32,528
Provision for income taxes	2,829	2,829	-
Profit (loss) from continuing operations	(100,491)	(133,019)	32,528
Loss from discontinued operations	(22,379)	(22,379)	-
Loss for the period	$(122,870)	$(155,398)	$32,528
Attributable to:
Shareholders of Just Energy	$(122,678)	$(155,206)	$32,528
Non-controlling interest	(192)	(192)	-
Loss for the period	$(122,870)	$(155,398)	$32,528
Loss per share available to shareholders
Basic	$(0.73)	$(1.26)	$0.53
Diluted	$(0.73)	$(1.26)	$0.53

IFRS 15 did not impact any revenue amounts related to historical or current revenue recognition. The key factors driving revenue segmentation are related to differentiation between the business divisions, which are disclosed in Note 24.

The majority of Just Energy’s customer contracts meet IFRS 15’s B16 practical expedient where Just Energy has the right to consideration from a customer in an amount that corresponds directly with the value to the customer of the performance completed to date. While there is no change in revenue recognition upon the adoption of IFRS 15 for flat-bill customer contracts, they do not meet the B16 practical expedient and therefore require the following disclosure for contracts that have a duration of one year or more.

25.

JUST ENERGY GROUP INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED MARCH 31, 2019
(in thousands of Canadian dollars, except where indicated and per share amounts)

The aggregate of contractual amounts allocated to performance obligations related to flat-bill contracts that are unsatisfied as at March 31, 2019 is $75,636.

Just Energy expects to recognize revenue on these flat-bill contracts in the amounts of:

	April 1, 2019 to March 31, 2020	April 1, 2020 to March 31, 2021	April 1, 2021 to March 31, 2022	Years thereafter	Total
Gas and electricity flat-bill contracts	$29,122	$22,564	$12,998	$10,952	$75,636

IFRS 9

Just Energy has adopted IFRS 9 as issued by the IASB in July 2014, effective April 1, 2018. The new accounting policies have been applied from April 1, 2018 and, in accordance with the transitional provisions in IFRS 9, comparative figures have not been restated. Just Energy has adopted IFRS 9 retrospectively, and accordingly, transition adjustments have been recognized through equity as at April 1, 2018.

IFRS 9 replaces IAS 39 with respect to the recognition, classification and measurement of financial assets and financial liabilities; derecognition of financial instruments; impairment of financial assets and hedge accounting. IFRS 9 also significantly amends other standards dealing with financial instruments such as IFRS 7, Financial Instruments: Disclosures.

(a)	Accounting policy for financial instruments under IFRS 9

The following accounting policy is applicable to the accounting for financial instruments in the quarter ended April 1, 2018 and onwards.

Financial assets

(i)	Recognition and derecognition

Regular purchases and sales of financial assets are recognized on the trade date, being the date on which Just Energy commits to purchase or sell the asset. Financial assets are derecognized when the rights to receive cash flows from the financial assets have expired or have been transferred and Just Energy has transferred substantially all the risks and rewards of ownership.

(ii)	Classification

From April 1, 2018, Just Energy classified its financial assets in the following measurement categories:

•	Those to be measured subsequently at fair value (either through OCI or through profit or loss); and
•	Those to be measured at amortized cost.

26.

JUST ENERGY GROUP INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED MARCH 31, 2019
(in thousands of Canadian dollars, except where indicated and per share amounts)

The measurement category classification of financial assets depends on Just Energy’s business objectives for managing the financial assets and whether contractual terms of the cash flows are considered solely payments of principal and interest. For assets measured at fair value, gains and losses will be recorded either in profit or loss or in OCI depending upon the business objective.

Just Energy reclassified debt instruments when and only when its business objective for managing those assets changes.

(iii)	Measurement

At initial recognition, Just Energy measures a financial asset at its fair value. In the case of a financial asset not categorized as fair value through profit or loss (“FVTPL”), transaction costs that are directly attributable to the acquisition of the financial asset are included in measurement at initial recognition. Transaction costs of financial assets carried at FVTPL are expensed in profit or loss.

Subsequent measurement of debt instruments depends on Just Energy’s business objective for managing the asset and the cash flow characteristics of the asset. There are three measurement categories into which Just Energy classifies its debt instruments:

Amortized cost: Assets held for collection of contractual cash flows that represent solely payments of principal and interest are measured at amortized cost. A gain or loss on a debt instrument is recognized in profit or loss when the asset is derecognized or impaired. Interest income from these financial assets is included in “finance income” using the effective interest rate method. Cash and cash equivalents, restricted cash, trade and other receivables are included in this category.

Fair value through other comprehensive income (“FVOCI”): Assets held to achieve a particular business objective, by collecting contractual cash flows and selling financial assets, where the contractual terms of the financial asset give rise on specified dates to cash flows that are solely payments of principal and interest on the principal outstanding are measured at FVOCI. Movements in the carrying amount are taken through OCI, except for the recognition of impairment gains or losses, interest revenue and foreign exchange gains and losses, which are recognized in profit or loss. When the financial asset is derecognized, the cumulative gain or loss previously recognized in OCI is reclassified from equity to profit or loss. Interest income from these financial assets is included in “finance income” using the effective interest rate method. Just Energy has not classified any investments in this category.

FVTPL: Assets that do not meet the criteria for amortized cost or FVOCI are measured at FVTPL. A gain or loss on a debt investment that is subsequently measured at FVTPL and is not part of a hedging relationship is recognized in profit or loss. Just Energy classifies its derivatives and its investments in equity securities at FVTPL due to the fact that they do not meet the criteria for classification at amortized cost as the contractual cash flows are not solely payments of principal and interest.

Just Energy’s equity instruments are carried at FVTPL, and gains and losses are recorded in profit or loss.

(iv)	Impairment

Just Energy assesses on a forward-looking basis the expected credit losses (“ECL”) associated with its assets carried at amortized cost, including other receivables. For trade and other receivables only, Just Energy applies the simplified approach permitted by IFRS 9, which requires expected lifetime losses to be recognized from initial recognition of the receivables.

27.

JUST ENERGY GROUP INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED MARCH 31, 2019
(in thousands of Canadian dollars, except where indicated and per share amounts)

Trade receivables are reviewed qualitatively on a case-by-case basis to determine if they need to be written off.

ECL are measured as the difference in the present value of the contractual cash flows that are due to Just Energy under the contract, and the cash flows that Just Energy expects to receive. Just Energy assesses all information available, including past due status, credit ratings, the existence of third party insurance and forward-looking macroeconomic factors in the measurement of the ECL associated with its assets carried at amortized cost. Just Energy measures ECL by considering the risk of default over the contract period and incorporates forward-looking information into its measurement.

(b)	New Classification categories of financial instruments on adoption of IFRS 9

As at April 1, 2018, the date of initial application, Just Energy’s financial instruments and new classification categories under IFRS 9 were as follows:

Classification category
	Original IAS 39	New IFRS 9
Current financial assets
Cash and cash equivalents	Loans and receivables	Amortized cost
Restricted cash	Loans and receivables	Amortized cost
Trade and other receivables	Loans and receivables	Amortized cost
Derivative assets	FVTPL	FVTPL
Non-current financial assets
Investments	FVOCI and FVTPL	FVTPL
Derivative assets	FVTPL	FVTPL
Current financial liabilities
Trade and other payables	Other financial liabilities	Amortized cost
Derivative liabilities	FVTPL	FVTPL
Current portion of long-term debt	Other financial liabilities	Amortized cost
Non-current financial liabilities
Long-term debt	Other financial liabilities	Amortized cost
Derivative liabilities	FVTPL	FVTPL

Upon adoption of IFRS 9, the investment in ecobee is classified as FVTPL instead of available for sale, resulting in a movement of $17,863 relating to the unrealized gain on revaluation of investments, net of income taxes from OCI to accumulated earnings on April 1, 2018.

28.

JUST ENERGY GROUP INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED MARCH 31, 2019
(in thousands of Canadian dollars, except where indicated and per share amounts)

(c)	Reconciliation of lifetime ECL balance from IAS 39 to IFRS 9

The following table reconciles the closing lifetime ECL for financial assets and contract assets in accordance with IAS 39 as at March 31, 2018 to the opening allowance for credit losses as at April 1, 2018.

	Impairment allowance under IAS 39 as at March 31, 2018	Remeasurement	Lifetime expected credit loss under IFRS 9 as at April 1, 2018
Trade and other receivables	$60,121	$11,237	$71,358
Unbilled revenue	$-	$12,399	$12,399

(d)	Impairment of financial assets

Just Energy has two types of financial assets subject to IFRS 9’s new ECL model: (i) trade and other receivables and (ii) unbilled revenue. Just Energy was required to revise its impairment methodology under IFRS 9 for each of these classes of assets. For trade and other receivables, Just Energy applies the simplified approach to providing for ECL prescribed by IFRS 9, which requires the use of the lifetime expected loss provision for all trade receivables and unbilled revenue. Measurement of ECL resulted in an increase to the provision for trade receivables and unbilled revenue of $23,636, which was recorded as at April 1, 2018. This was before the income tax impact of $5,616, which reduced the deferred income tax liability, as at April 1, 2018.

(e)	Derivatives and hedging activities

Just Energy did not apply hedge accounting under IAS 39, nor under IFRS 9.

8.	ACCOUNTING STANDARDS ISSUED BUT NOT YET EFFECTIVE

IFRS 16, Leases (“IFRS 16”), was issued by the IASB in January 2016. This guidance brings most leases onto the balance sheet for lessees under a single model, eliminating the distinction between operating and finance leases. Lessor accounting remains largely unchanged and the distinction between operating and finance leases is retained. Furthermore, per the standard, a lessee recognizes a right-of-use asset and a lease liability. The right-of-use asset is treated similarly to other non-financial assets and depreciated accordingly, and the liability accrues interest. The lease liability is initially measured at the present value of the lease payments payable over the lease term, discounted at the rate implicit in the lease. IFRS 16 supersedes IAS 17, Leases (“IAS 17”), and its related interpretations, and is effective for periods beginning on or after January 1, 2019. The standard is required to be adopted either retrospectively or using a modified retrospective approach.

Just Energy will adopt IFRS 16 beginning April 1, 2019, and has elected to apply the modified retrospective approach. On initial adoption, Just Energy will use the following practical expedients permitted by the standard, where applicable:

•	Exemption for short-term leases with a remaining term of 12 months or less as at April 1, 2019 and low value leases, which will be accounted for as operating leases;
•	Using a single discount rate on a portfolio of leases with reasonably similar characteristics;
•	Excluding initial direct costs for the measurement of the right-of-use asset at the date of initial application;
•	Using historical information in determining the lease term where contracts contain options to extend or terminate the lease;
29.

JUST ENERGY GROUP INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED MARCH 31, 2019
(in thousands of Canadian dollars, except where indicated and per share amounts)

•	Adjusting the right-of-use asset amounts for any onerous contract provisions immediately before the date of initial application; and
•	Measuring the right-of-use assets at an amount equal to the lease liability, adjusted for any prepaid or accrued lease payments relating to that lease immediately before the date of initial application.

Just Energy began its assessment of existing operating leases, which primarily consist of buildings, office equipment, and vehicles. Upon implementation, Just Energy will record the right-of-use lease assets and related lease liabilities for existing operating leases.

Adopting IFRS 16 is expected to increase Just Energy's assets and liabilities, depreciation and amortization, and finance costs, while reducing operating costs. Just Energy is in the final stages of establishing the amounts of the right-of-use asset and lease liability and overall financial statement impact of adopting IFRS 16, which will be completed and disclosed in the June 30, 2019 interim condensed consolidated financial statements.

IFRS Interpretations Committee (“IFRIC”) 23, Uncertainty over Income Tax Treatments (“IFRIC 23”), provides guidance to be applied in the determination of taxable profit or loss, tax bases, unused tax losses, unused tax credits and tax rates, when there is uncertainty over income tax treatments under IAS 12, Income Taxes (“IAS 12”). IFRIC 23 was issued by the IASB in June 2017 and is effective for annual periods beginning on or after January 1, 2019. Just Energy does not expect the interpretation to have a material impact on the consolidated financial statements when it implements IFRIC 23 beginning April 1, 2019.

IFRIC Agenda Paper 11, Physical Settlement of Contracts to Buy or Sell a Non-Financial Item (“Agenda Paper 11), the IFRS Interpretations Committee (“IFRIC”) reached a decision on Agenda Paper 11 during its meeting on March 5 - 6, 2019. The decision was in respect to a request about how an entity applies IFRS 9 to particular contracts to buy or sell a non-financial item at a fixed price.

The Company has reviewed the agenda decision and determined that a change is required in its accounting policy related to contracts to buy or sell a non-financial item that can be settled net in cash or another financial instrument, or by exchanging financial instruments. These are contracts the Company enters into which are accounted for as derivatives at fair value through profit or loss but physically settled by the underlying non-financial item. The IFRIC concluded that IFRS 9 neither permits or requires an entity to reverse the accumulated gain or loss previously recognized on the derivative and recognize a corresponding adjustment to cost of goods sold or inventory when the contract is physically settled.

In its December 2018 meeting, the International Accounting Standards Board (IASB) confirmed its view that it expects companies to be entitled to sufficient time to implement changes in accounting policy that result from agenda decisions of the IFRIC. The Company is currently evaluating the impact of implementing the agenda decision on its financial statements, systems and processes. Given the nature of its current systems and processes and the volume of transactions affected, the Company determined it was not possible to affect the accounting change in time for its March 31, 2019 reporting. The Company expects to implement the change retrospectively in the first half of its fiscal 2020 year. While the impact has not been quantified, the Company expects there will be material movements between cost of sales and change in fair value of derivative instruments and other in Just Energy’s consolidated statement of operations and the value of gas in storage on the statement of financial position. There is no impact on the net income of the Company.

30.

JUST ENERGY GROUP INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED MARCH 31, 2019
(in thousands of Canadian dollars, except where indicated and per share amounts)

9.	TRADE AND OTHER RECEIVABLES

	As at	As at
	March 31, 2019	March 31, 2018
Trade account receivables, net	$476,173	$326,399
Accrued gas receivable	13,637	15,893
Unbilled revenue	277,556	301,577
Other	16,414	14,975
	$783,780	$658,844

10.	OTHER CURRENT AND NON-CURRENT ASSETS

(a)	Other current assets

	As at March 31, 2019	As at March 31, 2018
Prepaid expenses and deposits	$45,709	$35,078
Customer acquisition costs	75,707	31,852
Green certificates	39,749	42,230
Gas delivered in excess of consumption	3,121	2,715
Inventory	4,954	339
	$169,240	$112,214

(b)	Other non-current assets

	As at March 31, 2019	As at March 31, 2018
Customer acquisition costs	$46,416	$17,101
Income taxes recoverable	3,096	2,336
Other long-term assets	-	550
	$49,512	$19,987

11.	INVESTMENTS

On August 10, 2012, Just Energy, through a subsidiary, acquired an interest in ecobee, a private company that designs, manufactures and distributes smart thermostats, for an amount of $6.4 million. During the fiscal year 2017 and 2018, Just Energy further increased its investment in the company by $5.4 million and $0.4 million, respectively. Company markets these smart thermostats in all its core markets, bundling the thermostats with commodity and home service products. As at March 31, 2019, Just Energy owns approximately 8% of ecobee. This investment is measured at and classified as fair value through profit or loss. The fair value of the investment has been determined directly from transacted/quoted prices of identical assets that are not active (Level 3 measurement). As at March 31, 2019, the fair value of the investment is $32.9 million (2018 – $32.4 million).

31.

JUST ENERGY GROUP INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED MARCH 31, 2019
(in thousands of Canadian dollars, except where indicated and per share amounts)

12.	PROPERTY AND EQUIPMENT

As at March 31, 2019
	Computer equipment	Furniture and fixtures	Installed assets	Office equipment	Thermo- stats	Leasehold improve- ments	Total
Cost:
Opening balance - April 1, 2018	$22,173	$6,861	$-	$15,209	$13,238	$4,894	$62,375
Additions	7,468	58	707	311	-	114	8,658
Acquisition	-	-	4,827	773	-	554	6,154
Assets held for sale	(5)	(4)	-	(60)	-	-	(69)
Retirements	-	(309)	-	-	(192)	(1,078)	(1,579)
Exchange differences	340	95	15	32	131	312	925
Ending balance, March 31, 2019	29,976	6,701	5,549	16,265	13,177	4,796	76,464

Accumulated depreciation:
Opening balance - April 1, 2018	(13,984)	(4,995)	-	(10,776)	(10,555)	(3,172)	(43,482)
Depreciation charge to cost of sales	-	-	-	-	(2,666)	-	(2,666)
Depreciation charge for the year	(2,835)	(178)	(707)	(623)	-	(428)	(4,771)
Assets held for sale	2	-	-	(4)	-	(49)	(51)
Retirements	-	127	-	-	202	322	651
Exchange differences	(138)	(61)	-	(61)	(64)	41	(283)
Ending balance, March 31, 2019	(16,955)	(5,107)	(707)	(11,464)	(13,083)	(3,286)	(50,602)
Net book value, March 31, 2019	$13,021	$1,594	$4,842	$4,801	$94	$1,510	$25,862

As at March 31, 2018
	Computer equipment	Furniture and fixtures	Office equipment	Thermo- stats	Leasehold improve- ments	Total
Cost:
Opening balance - April 1, 2017	$18,672	$6,774	$14,947	$13,471	$4,517	$58,381
Additions	3,561	147	352	387	391	4,838
Retirements	-	-	-	(517)	-	(517)
Exchange differences	(60)	(60)	(90)	(103)	(14)	(327)
Ending balance, March 31, 2018	22,173	6,861	15,209	13,238	4,894	62,375

Accumulated depreciation:
Opening balance - April 1, 2017	(11,600)	(4,776)	(10,095)	(7,713)	(2,515)	(36,699)
Depreciation charge to cost of sales	-	-	-	(3,116)	-	(3,116)
Depreciation charge for the year	(2,431)	(262)	(745)	-	(677)	(4,115)
Retirements	-	-	-	208	-	208
Exchange differences	47	43	64	66	20	240
Ending balance, March 31, 2018	(13,984)	(4,995)	(10,776)	(10,555)	(3,172)	(43,482)

Net book value, March 31, 2018	$8,189	$1,866	$4,433	$2,683	$1,722	$18,893

32.

JUST ENERGY GROUP INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED MARCH 31, 2019
(in thousands of Canadian dollars, except where indicated and per share amounts)

13.	INTANGIBLE ASSETS

As at March 31, 2019
	Goodwill	Brand	Technology[1]	Customer relationships	Sales networks and affinity relationships	Other	Total
Cost:
Opening balance - April 1, 2018	$300,673	$30,205	$80,401	$18,027	$51,963	$495	$481,764
Acquisition	40,630	3,000	-	12,600	-	-	56,230
Assets held for sale	-	-	(2,453)	-	-	(3)	(2,456)
Additions	-	-	38,383	-	-	-	38,383
Exchange differences	(1,382)	1,100	1,332	623	1,890	(439)	3,124
Ending balance, March 31, 2019	339,921	34,305	117,663	31,250	53,853	53	577,045

Accumulated amortization:
Opening balance - April 1, 2018	-	-	(36,309)	(1,309)	(42,220)	-	(79,838)
Assets held for sale	-	-	18	-	-	2	20
Amortization charge for the year	-	(100)	(14,927)	(1,018)	(6,610)	-	(22,655)
Exchange differences	-	-	1,883	(2,142)	(1,657)	-	(1,916)
Ending balance, March 31, 2019	-	(100)	(49,335)	(4,469)	(50,487)	2	(104,389)

Net book value, March 31, 2019	$339,921	$34,205	$68,328	$26,781	$3,366	$55	$472,656

1 Technology includes work in progress IT projects of $27.3 million

As at March 31, 2018
	Goodwill	Brand	Technology	Customer relationship	Sales network and affinity relationships	Other	Total
Cost:
Opening balance - April 1, 2017	$289,201	$31,154	$48,525	$-	$53,595	$-	$422,475
Acquisition of a subsidiary	14,699	-	1,409	17,387	-	347	33,842
Additions	-	-	30,938	-	-	-	30,938
Exchange differences	(3,227)	(949)	(471)	640	(1,632)	148	(5,491)
Ending balance, March 31, 2018	300,673	30,205	80,401	18,027	51,963	495	481,764

Accumulated amortization:
Opening balance - April 1, 2017	-	-	(27,641)	-	(36,847)	-	(64,488)
Amortization charge for the year	-	-	(8,924)	(1,309)	(6,466)	-	(16,699)
Exchange differences	-	-	256	-	1,093	-	1,349
Ending balance, March 31, 2018	-	-	(36,309)	(1,309)	(42,220)	-	(79,838)
Net book value, March 31, 2018	$300,673	$30,205	$44,092	$16,718	$9,743	$495	$401,926

33.

JUST ENERGY GROUP INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED MARCH 31, 2019
(in thousands of Canadian dollars, except where indicated and per share amounts)

The capitalized internally developed costs relate to the development of new customer billing and analysis software solutions for the different energy markets of Just Energy. All research costs and development costs, not eligible for capitalization, have been expensed and are recognized in administrative expenses.

14.	FINANCIAL INSTRUMENTS

(a)	Fair value of derivative financial instruments and other

The fair value of financial instruments is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (i.e., an exit price). Management has estimated the value of financial swaps, physical forwards and option contracts for electricity, natural gas, carbon and renewable energy certificates, and generation and transmission capacity contracts using a discounted cash flow method, which employs market forward curves that are either directly sourced from third parties or developed internally based on third party market data. These curves can be volatile, thus leading to volatility in the mark to market with no immediate impact to cash flows. Gas options have been valued using the Black option pricing model using the applicable market forward curves and the implied volatility from other market traded options. Management periodically uses non-exchange traded swap agreements based on cooling degree days and heating degree days measured in its utility service territories to reduce the impact of weather volatility on Just Energy’s electricity volumes, commonly referred to as “weather derivatives”. The fair value of these swaps on a given measurement station indicated in the derivative contract are determined by calculating the difference between the agreed strike and expected variable observed at the same station.

The following table illustrates gains (losses) related to Just Energy’s derivative financial instruments classified as FVTPL and recorded on the consolidated statements of financial position as fair value of derivative financial assets and fair value of derivative financial liabilities, with their offsetting values recorded in change in fair value of derivative instruments and other on the consolidated statements of income (loss).

	For the year ended March 31, 2019	For the year ended March 31, 2018
Change in fair value of derivative instruments and other

Physical forward contracts and options (i)	$(182,117)	$400,583
Financial swap contracts and options (ii)	39,832	59,710
Foreign exchange forward contracts	72	(1,842)
Share swap (iii)	(3,507)	(4,484)
6.5% convertible bond conversion feature	247	7,764
Unrealized foreign exchange on 6.5% convertible bond	(8,061)	6,101
Weather derivatives	7,796	-
Other derivative options	(7,488)	6,561
Change in fair value of derivative instruments and other	$(153,226)	$474,393

34.

JUST ENERGY GROUP INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED MARCH 31, 2019
(in thousands of Canadian dollars, except where indicated and per share amounts)

The following table summarizes certain aspects of the fair value of derivative financial assets and liabilities recorded in the consolidated statement of financial position as at March 31, 2019:

	Financial assets (current)	Financial assets (non-current)	Financial liabilities (current)	Financial liabilities (non-current)

Physical forward contracts and options (i)	$115,483	$7,237	$49,601	$50,174
Financial swap contracts and options (ii)	18,212	1,876	16,142	8,583
Foreign exchange forward contracts	-	56	1,555	-
Share swap (iii)	-	-	11,907	-
Other derivative options	10,817	86	182	4,901
As at March 31, 2019	$144,512	$9,255	$79,387	$63,658

The following table summarizes certain aspects of the fair value of derivative financial assets and liabilities recorded in the consolidated statement of financial position as at March 31, 2018:

	Financial assets (current)	Financial assets (non-current)	Financial liabilities (current)	Financial liabilities (non-current)

Physical forward contracts and options	$198,891	$60,550	$32,451	$29,003
Financial swap contracts and options	8,133	1,342	34,369	22,117
Foreign exchange forward contracts	-	-	1,068	505
Share swap	-	-	18,400	-
6.5% convertible bond conversion feature	-	-	-	246
Other derivative options	11,745	2,770	-	-
As at March 31, 2018	$218,769	$64,662	$86,288	$51,871

Below is a summary of the financial instruments classified through profit or loss as at March 31, 2019, to which Just Energy has committed:

(i)	Physical forward contracts and options consist of:

•	Electricity contracts with a total remaining volume of 38,759,196 MWh, a weighted average price of $51.29/MWh and expiry dates up to March 31, 2029.

•	Natural gas contracts with a total remaining volume of 92,885,570 GJs, a weighted average price of $3.67/GJ and expiry dates up to December 31, 2024.

•	Renewable energy certificates (“RECs”) and emission-reduction credit contracts with a total remaining volume of 4,184,687 MWh and 177,000 tonnes, respectively, a weighted average price of $32.50/REC and $2.68/tonne, respectively, and expiry dates up to December 31, 2028 and December 31, 2021.

•	Electricity generation capacity contracts with a total remaining volume of 4,362 MWCap, a weighted average price of $5,226.42/MWCap and expiry dates up to May 31, 2023.

35.

JUST ENERGY GROUP INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED MARCH 31, 2019
(in thousands of Canadian dollars, except where indicated and per share amounts)

•	Ancillary contracts with a total remaining volume of 738,532 MWh, a weighted average price of $23.06/MWh and expiry dates up to December 31, 2020.

(ii)	Financial swap contracts and options consist of:

•	Electricity contracts with a total remaining volume of 10,333,347 MWh, an average price of $45.19/MWh and expiry dates up to November 30, 2024.

•	Natural gas contracts with a total remaining volume of 134,711,738 GJs, an average price of $3.53/GJ and expiry dates up to December 31, 2024.

•	Electricity generation capacity contracts with a total remaining volume of 69 MWCap, a weighted average price of $304,787.72/MWCap and expiry dates up to October 31, 2020.

•	Ancillary contracts with a total remaining volume of 1,220,145 MWh, a weighted average price of $21.52/MWh and expiry dates up to December 31, 2020.

(iii)	Share swap agreement

Just Energy has entered into a share swap agreement to manage the consolidated statements of income (loss) volatility associated with the Company’s RSG and DSG Plans. The value, on inception, of the 2,500,000 shares under this share swap agreement was approximately $33,803. On August 22, 2018, Just Energy reduced the notional value of the share swap to $23,803 through a payment of $10,000 and renewed the share swap agreement for an additional year. Net monthly settlements received under the share swap agreement are recorded in other income. Just Energy records the fair value of the share swap agreement in the non-current derivative financial liabilities on the consolidated statements of financial position. Changes in the fair value of the share swap agreement are recorded through the consolidated statements of income (loss) as a change in fair value of derivative instruments and other.

These derivative financial instruments create a credit risk for Just Energy since they have been transacted with a limited number of counterparties. Should any counterparty be unable to fulfill its obligations under the contracts, Just Energy may not be able to realize the financial assets’ balance recognized in the consolidated financial statements.

Fair value (“FV”) hierarchy of derivatives

Level 1

The fair value measurements are classified as Level 1 in the FV hierarchy if the fair value is determined using quoted unadjusted market prices.

Level 2

Fair value measurements that require observable inputs other than quoted prices in Level 1, either directly or indirectly, are classified as Level 2 in the FV hierarchy. This could include the use of statistical techniques to derive the FV curve from observable market prices. However, in order to be classified under Level 2, significant inputs must be directly or indirectly observable in the market. Just Energy values its New York Mercantile Exchange (“NYMEX”) financial gas fixed-for-floating swaps under Level 2.

36.

JUST ENERGY GROUP INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED MARCH 31, 2019
(in thousands of Canadian dollars, except where indicated and per share amounts)

Level 3

Fair value measurements that require unobservable market data or use statistical techniques to derive forward curves from observable market data and unobservable inputs are classified as Level 3 in the FV hierarchy. For the power supply contracts, Just Energy uses quoted market prices as per available market forward data and applies a price-shaping profile to calculate the monthly prices from annual strips and hourly prices from block strips for the purposes of mark to market calculations. The profile is based on historical settlements with counterparties or with the system operator and is considered an unobservable input for the purposes of establishing the level in the FV hierarchy. For the natural gas supply contracts, Just Energy uses three different market observable curves: (i) Commodity (predominately NYMEX), (ii) Basis and (iii) Foreign exchange. NYMEX curves extend for over five years (thereby covering the length of Just Energy’s contracts); however, most basis curves extend only 12 to 15 months into the future. In order to calculate basis curves for the remaining years, Just Energy uses extrapolation, which leads natural gas supply contracts to be classified under Level 3.

Weather derivatives are non-exchange traded financial instruments used as part of a risk management strategy to mitigate the impact adverse weather conditions have on gross margin. The fair values of the derivatives are determined using an internally developed model that relies upon both observable inputs and significant unobservable inputs. Accordingly, the fair values of these derivatives are classified as Level 3. Market and contractual inputs to these models vary by contract type and would typically include notional amounts, reference weather stations, strike prices, temperature strike values, terms to expiration, historical weather data and historical commodity prices. The historical weather data and commodity prices were utilized to value the expected payouts with respect to weather derivatives and, as a result, are the most significant assumptions contributing to the determination of fair value estimates, and changes in these inputs can result in a significantly higher or lower fair value measurement. There were no weather derivatives held as at March 31, 2019.

For the share swap, Just Energy uses a forward interest rate curve along with a volume weighted average share price to model out its value. As the inputs have no observable market, it is classified as Level 3.

Just Energy’s accounting policy is to recognize transfers between levels of the fair value hierarchy on the date of the event or change in circumstances that caused the transfer. The fair value inputs into the investment of ecobee transferred from Level 2 to Level 3 in fiscal 2019.

Fair value measurement input sensitivity

The main cause of changes in the fair value of derivative instruments is changes in the forward curve prices used for the fair value calculations. Just Energy provides a sensitivity analysis of these forward curves under the “Market risk” section of this note. Other inputs, including volatility and correlations, are driven off historical settlements.

The following table illustrates the classification of derivative financial assets (liabilities) in the FV hierarchy as at March 31, 2019:

	Level 1	Level 2	Level 3	Total
Derivative financial assets	$-	$-	$153,766	$153,766
Derivative financial liabilities	-	(6,588)	(136,456)	(143,044)
Total net derivative assets (liabilities)	$-	$(6,588)	$17,310	$10,722

37.

JUST ENERGY GROUP INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED MARCH 31, 2019
(in thousands of Canadian dollars, except where indicated and per share amounts)

The following table illustrates the classification of derivative financial assets (liabilities) in the FV hierarchy as at March 31, 2018:

	Level 1	Level 2	Level 3	Total
Derivative financial assets	$-	$-	$283,431	$283,431
Derivative financial liabilities	-	(21,092)	(117,067)	(138,159)
Total net derivative assets (liabilities)	$-	$(21,092)	$166,364	$145,272

Commodity price sensitivity – Level 3 derivative financial instruments

If the energy prices associated with only Level 3 derivative financial instruments including natural gas, electricity, verified emission-reduction credits and RECs had risen (fallen) by 10%, assuming that all of the other variables had remained constant, profit (loss) before income taxes for the year ended March 31, 2019 would have increased (decreased) by $241,661 ($239,419), primarily as a result of the change in fair value of Just Energy’s derivative financial instruments.

Key assumptions used when determining the significant unobservable inputs for all commodity supply contracts included in Level 3 of the FV hierarchy consist of up to 5% price extrapolation to calculate monthly prices that extend beyond the market observable 12- to 15-month forward curve.

The following table illustrates the changes in net fair value of financial assets (liabilities) classified as Level 3 in the FV hierarchy for the following periods:

	Year ended March 31, 2019	Year ended March 31, 2018
Balance, beginning of year	$166,364	$(315,110)
Total gains	19,644	105,709
Purchases	11,502	207,531
Sales	(25,575)	(64,464)
Settlements	(154,625)	232,698
Balance, end of year	$17,310	$166,364

(b)	Classification of non-derivative financial assets and liabilities

As at March 31, 2019 and March 31, 2018, the carrying value of cash and cash equivalents, restricted cash, current trade and other receivables, and trade and other payables approximates their fair value due to their short-term nature.

Long-term debt recorded at amortized cost has a fair value as at March 31, 2019 of $740.6 million (March 31, 2018 - $570.1 million) and the interest payable on outstanding amounts is at rates that vary with Bankers’ Acceptances, LIBOR, Canadian bank prime rate or U.S. prime rate, with the exceptions of the 8.75% loan, 6.75% $100M convertible debentures, 6.75% $160M convertible debentures, 6.5% convertible bonds and 5.75% convertible debentures, which are fair valued based on market value. The 6.75% $100M convertible debentures, 6.75% $160M convertible debentures, 6.5% convertible bonds and 5.75% convertible debentures are classified as Level 1 in the FV hierarchy.

Investments in equity instruments have a fair value as at March 31, 2019 of $36.9 million (March 31, 2018 - $36.3 million) and are measured based on Level 2 of the fair value hierarchy for the investment in Energy Earth and Level 3 of the fair value hierarchy for the investment in ecobee.

No adjustments were made in the year in valuing the investment in ecobee or Energy Earth. Movements are related to foreign exchange revaluations.

38.

JUST ENERGY GROUP INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED MARCH 31, 2019
(in thousands of Canadian dollars, except where indicated and per share amounts)

The following table illustrates the classification of investments in the FV hierarchy as at March 31, 2019:

	Level 1	Level 2	Level 3	Total
Investment in ecobee	$-	$-	$32,888	$32,888
Investment in Energy Earth	-	4,009	-	4,009
Total investments	$-	$4,009	$32,888	$36,897

The risks associated with Just Energy’s financial instruments are as follows:

(i)	Market risk

Market risk is the potential loss that may be incurred as a result of changes in the market or fair value of a particular instrument or commodity. Components of market risk to which Just Energy is exposed are discussed below.

Foreign currency risk

Foreign currency risk is created by fluctuations in the fair value or cash flows of financial instruments due to changes in foreign exchange rates and exposure as a result of investments in U.S. and international operations.

The performance of the Canadian dollar relative to the U.S. dollar could positively or negatively affect Just Energy’s income, as a portion of Just Energy’s income is generated in USD and is subject to currency fluctuations upon translation to Canadian dollars. Due to its growing operations in the U.S. and Europe, Just Energy expects to have a greater exposure to foreign currency fluctuations in the future than in prior years. Just Energy has economically hedged between 50% and 90% of forecasted cross border cash flows that are expected to occur within the next 12 months and between 0% and 50% of certain forecasted cross border cash flows that are expected to occur within the following 13 to 24 months. The level of economic hedging is dependent on the source of the cash flows and the time remaining until the cash repatriation occurs.

Just Energy may, from time to time, experience losses resulting from fluctuations in the values of its foreign currency transactions, which could adversely affect its operating results. Translation risk is not hedged.

With respect to translation exposure, if the Canadian dollar had been 5% stronger or weaker against the U.S. dollar for the year ended March 31, 2019, assuming that all the other variables had remained constant, loss for the year would have been $3.8 million lower/higher and OCI would have been $14.2 million lower/higher.

Interest rate risk

Just Energy is only exposed to interest rate fluctuations associated with its floating rate credit facility. Just Energy’s current exposure to interest rates does not economically warrant the use of derivative instruments. Just Energy’s exposure to interest rate risk is relatively immaterial and temporary in nature. Just Energy does not currently believe that its long-term debt exposes the Company to material interest rate risks but has set out parameters to actively manage this risk within its Risk Management Policy.

A 1% increase (decrease) in interest rates would have resulted in a decrease (increase) of approximately $1,939 in profit before income taxes for the year ended March 31, 2019 (2018 - $758).

39.

JUST ENERGY GROUP INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED MARCH 31, 2019
(in thousands of Canadian dollars, except where indicated and per share amounts)

Commodity price risk

Just Energy is exposed to market risks associated with commodity prices and market volatility where estimated customer requirements do not match actual customer requirements. Management actively monitors these positions on a daily basis in accordance with its Risk Management Policy. This policy sets out a variety of limits, most importantly thresholds for open positions in the gas and electricity portfolios, which also feed a value at risk limit. Should any of the limits be exceeded, they are closed expeditiously or express approval to continue to hold is obtained. Just Energy’s exposure to market risk is affected by a number of factors, including accuracy of estimation of customer commodity requirements, commodity prices, volatility and liquidity of markets. Just Energy enters into derivative instruments in order to manage exposures to changes in commodity prices. The derivative instruments that are used are designed to fix the price of supply for estimated customer commodity demand and thereby fix margins such that shareholder dividends can be appropriately established. Derivative instruments are generally transacted over the counter. The inability or failure of Just Energy to manage and monitor the above market risks could have a material adverse effect on the operations and cash flows of Just Energy. Just Energy mitigates the exposure to variances in customer requirements that are driven by changes in expected weather conditions through active management of the underlying portfolio, which involves, but is not limited to, the purchase of options including weather derivatives. Just Energy’s ability to mitigate weather effects is limited by the degree to which weather conditions deviate from normal.

Commodity price sensitivity – all derivative financial instruments

If all the energy prices associated with derivative financial instruments including natural gas, electricity, verified emission-reduction credits and RECs had risen (fallen) by 10%, assuming that all of the other variables had remained constant, profit before income taxes for the year ended March 31, 2019 would have increased (decreased) by $240,332 ($238,089), primarily as a result of the change in fair value of Just Energy’s derivative financial instruments.

(ii) Credit risk

Credit risk is the risk that one party to a financial instrument fails to discharge an obligation and causes financial loss to another party. Just Energy is exposed to credit risk in two specific areas: customer credit risk and counterparty credit risk.

Customer credit risk

In Alberta, Texas, Illinois, California, Delaware, Ohio, Georgia and the U.K., Just Energy has customer credit risk and, therefore, credit review processes have been implemented to perform credit evaluations of customers and manage customer default. If a significant number of customers were to default on their payments, it could have a material adverse effect on the operations and cash flows of Just Energy. Management factors default from credit risk in its margin expectations for all the above markets.

40.

JUST ENERGY GROUP INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED MARCH 31, 2019
(in thousands of Canadian dollars, except where indicated and per share amounts)

The aging of the accounts receivable from the above markets was as follows:

	March 31, 2019	March 31, 2018

Current	$116,892	$113,786
1–30 days	42,562	44,374
31–60 days	22,317	21,241
61–90 days	16,352	12,686
Over 90 days	100,580	69,207
	$298,703	$261,294

Changes in the allowance for doubtful accounts related to the balances in the table above were as follows:

	March 31, 2019	March 31, 2018

Balance, beginning of year	$60,121	$49,431
Provision for doubtful accounts	81,037	56,300
Bad debts written off	(90,231)	(41,802)
Adjustment from IFRS 9 adoption	23,636	-
Foreign exchange	(3,363)	(3,808)
Balance, end of year	$71,200	$60,121

In the remaining markets, the LDCs, provide collection services and assume the risk of any bad debts owing from Just Energy’s customers for a fee. Management believes that the risk of the LDCs failing to deliver payment to Just Energy is minimal. There is no assurance that the LDCs providing these services will continue to do so in the future.

Counterparty credit risk

Counterparty credit risk represents the loss that Just Energy would incur if a counterparty fails to perform under its contractual obligations. This risk would manifest itself in Just Energy replacing contracted supply at prevailing market rates, thus impacting the related customer margin. Counterparty limits are established within the Risk Management Policy. Any exceptions to these limits require approval from the Board of Directors of Just Energy. The Risk Department and Risk Committee monitor current and potential credit exposure to individual counterparties and also monitor overall aggregate counterparty exposure. However, the failure of a counterparty to meet its contractual obligations could have a material adverse effect on the operations and cash flows of Just Energy.

As at March 31, 2019, the estimated counterparty credit risk exposure amounted to $153,767 (2018 - $283,431), representing the risk relating to Just Energy’s exposure to derivatives that are in an asset position.

(iii) Liquidity risk

Liquidity risk is the potential inability to meet financial obligations as they fall due. Just Energy manages this risk by monitoring detailed daily cash flow forecasts covering a rolling 13-week period, cash forecasts for the next 12 months, and quarterly forecasts for the following two-year period to ensure adequate and efficient use of cash resources and credit facilities.

41.

JUST ENERGY GROUP INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED MARCH 31, 2019
(in thousands of Canadian dollars, except where indicated and per share amounts)

The following are the contractual maturities, excluding interest payments, reflecting undiscounted disbursements of Just Energy’s financial liabilities:

As at March 31, 2019:

	Carrying amount	Contractual cash flows	Less than 1 year	1–3 years	4–5 years	More than 5 years
Trade and other payables	$714,110	$714,110	$714,110	$-	$-	$-
Long-term debt[1]	725,372	781,701	39,150	210,564	531,987	-
Gas, electricity and non-commodity contracts	143,045	3,500,493	1,899,713	1,439,479	119,212	42,089
	$1,582,527	$4,996,304	$2,652,973	$1,650,043	$651,199	$42,089

As at March 31, 2018:

	Carrying amount	Contractual cash flows	Less than 1 year	1–3 years	4–5 years	More than 5 years
Trade and other payables	$622,797	$622,797	$622,797	$-	$-	$-
Long-term debt[1]	543,504	575,525	122,115	193,410	260,000	-
Gas, electricity and non-commodity contracts	138,159	3,171,037	1,867,389	1,202,949	69,658	31,041
	$1,304,460	$4,369,359	$2,612,301	$1,396,359	$329,658	$31,041

1 Included in long-term debt are the 6.75% $100M convertible debentures, 6.75% $160M convertible debentures, 6.5% convertible bonds and 5.75% convertible debentures, which may be settled through the issuance of shares at the option of the holder or Just Energy upon maturity.

In addition to the amounts noted above, as at March 31, 2019, the contractual net interest payments over the term of the long-term debt with scheduled repayment terms are as follows:

	Less than 1 year	1–3 years	4–5 years	More than 5 years
Interest payments	$40,765	$80,234	$40,600	$-

(iv) Supplier risk

Just Energy purchases the majority of the gas and electricity delivered to its customers through long-term contracts entered into with various suppliers. Just Energy has an exposure to supplier risk as the ability to continue to deliver gas and electricity to its customers is reliant upon the ongoing operations of these suppliers and their ability to fulfil their contractual obligations. As at March 31, 2019, Just Energy has applied an adjustment factor to determine the fair value of its financial instruments in the amount of $8,307 (2018 - $4,737) to accommodate for its counterparties’ risk of default.

42.

JUST ENERGY GROUP INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED MARCH 31, 2019
(in thousands of Canadian dollars, except where indicated and per share amounts)

15.	TRADE AND OTHER PAYABLES

	As at March 31, 2019	As at March 31, 2018
Commodity suppliers' payables	$189,554	$176,831
Accrued liabilities	112,039	135,733
Green provisions	151,992	152,542
Sales tax payable	22,969	15,794
Trade accounts payable	184,257	45,887
Payable for former JV partner	22,625	26,375
Accrued gas payable	12,937	18,624
Other payables	17,737	18,232
	$714,110	$590,018

16.	DEFERRED REVENUE

	Fiscal 2019	Fiscal 2018
Balance, beginning of year	$38,710	$17,546
Additions to deferred revenue	569,880	553,050
Revenue recognized during the year	(563,922)	(534,265)
Foreign Exchange impact	(1,440)	2,379
Balance, end of year	$43,228	$38,710

17.	ACQUISITION OF BUSINESSES

(a)	Acquisition of EdgePower, Inc.

On February 28, 2018, Just Energy completed the acquisition of the issued and outstanding shares of EdgePower, Inc. (“EdgePower”), a privately held energy monitoring and management company operating out of Aspen, Colorado. EdgePower provides lighting and HVAC controls, as well as enterprise monitoring, in hundreds of commercial buildings in North America. Just Energy acquired 100% of the equity interests of EdgePower for the purposes of integrating their lighting and HVAC controls with the commercial business. The fair value of the total consideration transferred is US$14.9 million, of which US$7.5 million was paid in cash and US$7.4 million was settled through the issuance of 1,415,285 Just Energy common shares. The goodwill that was acquired as part of this acquisition relates primarily to the EdgePower workforce and synergies between Just Energy and EdgePower.

In addition, the former shareholders of EdgePower are entitled to a payment of up to a maximum of US$6.0 million, payable in cash, subject to continuing employment and the achievement of certain annual and cumulative performance thresholds of the EdgePower business. The payment is calculated as 20% of EBITDA for the EdgePower business for the years of 2019–2021 with minimum thresholds that must be met. As at the acquisition date, the amount recognized for management remuneration was $nil. As at March 2019, the acquisition accounting for EdgePower has been finalized and closed.

43.

JUST ENERGY GROUP INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED MARCH 31, 2019
(in thousands of Canadian dollars, except where indicated and per share amounts)

The following is the final purchase price allocation for EdgePower:

NET ASSETS ACQUIRED

Working capital	$993
Intangible assets	14,198
Goodwill	7,673
Deferred tax liabilities	(3,820)
Total consideration	$19,044

Cash paid, net of working capital adjustment	$10,078
Common shares issued	8,966
Total consideration	$19,044

(b)	Acquisition of Filter Group Inc. (“Filter Group”)

On October 1, 2018, Just Energy acquired Filter Group, a leading provider of subscription-based home water filtration systems to residential customers in Canada and the U.S. Headquartered in Toronto, Ontario, Filter Group currently provides under-counter and whole-home water filtration solutions to residential markets in the provinces of Ontario and Manitoba and the states of Nevada, California, Arizona, Michigan and Illinois.

Just Energy acquired all of the issued and outstanding shares of Filter Group and the shareholder loan owing by Filter Group. In addition, Filter Group had approximately $22 million of third party Filter Group debt. The aggregate consideration payable by Just Energy under the Purchase Agreement is composed of: (i) $14.3 million in cash, fully payable within 180 days of closing; and (ii) earn-out payments of up to 9.5 million Just Energy common shares (with up to an additional 2.4 million Just Energy common shares being issuable to satisfy dividends that otherwise would have been paid in cash on the Just Energy shares issuable pursuant to the earn-out payments (the “DRIP Shares”)), subject to customary closing adjustments. The earn-out payments are contingent on the achievement by Filter Group of certain performance-based milestones specified in the Purchase Agreement in each of the first three years following the closing of the acquisition. In addition, the earn-out payments may be paid 50% in cash and the DRIP Shares 100% in cash, at the option of Just Energy.

44.

JUST ENERGY GROUP INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED MARCH 31, 2019
(in thousands of Canadian dollars, except where indicated and per share amounts)

The CEO of Filter Group is the son of the Executive Chair of Just Energy. As such, this is a related party transaction. The transaction was reviewed by the Strategic Initiatives Committee and it received a fairness opinion from National Bank Financial on the transaction.

Of the $14.3 million cash consideration for the acquisition of Filter Group, $1.3 million relates to the purchase of the shares of Filter Group. The remaining $13.0 million is for the assumption of a shareholder debt owed to a related party, of which $3.0 million was already paid on the closing date of October 1, 2018. Therefore, as at March 31, 2019, $11.3 million of the overall cash consideration payable is included in current trade and other payables of the consolidated statements of financial position, of which $11.1 million is for a related party. The outstanding balance accrued interest at a rate of 1% per month, beginning October 1, 2018, which resulted in $0.7 million of interest accrued as at March 31, 2019, of which $0.6 million is for a related party.

The contingent consideration relating to the potential earn-out payments over the next three years was valued at approximately $24.9 million on October 1, 2018, which is the mid-point of the calculated range of $23.1 million to $26.8 million. As it does not meet the definition of equity, it is carried at fair value through profit or loss and is revalued at each reporting period. Significant assumptions affecting the measurement of contingent consideration each quarter include the Just Energy share price and the performance of Filter Group.

Each quarter the contingent consideration related to the Filter Group acquisition is revalued. To estimate the number of Just Energy common shares that are exchanged in each period, a Monte Carlo simulation model was used where the trailing 12-month adjusted EBITDA for each period is forecasted based on a Geometric Brownian Motion process. Inputs used in the Monte Carlo simulation model are as follows:

•	Adjusted trailing 12-months EBITDA as at each quarter-end date;
•	Average EBITDA forecasts for new periods;
•	Implied asset volatility;
•	Equity volatility of Just Energy;
•	Underlying asset price of Just Energy common shares;
•	Dividend yield; and
•	Risk-free rate.

Based on the foregoing, the value of the contingent consideration as at March 31, 2019 is in the range of $27.1 million to $31.2 million, with a mid-point of $29.1 million. The change in fair value of the contingent consideration at October 1, 2018 of $24.9 million to the fair value at March 31, 2019 of $29.1 million results in a change of $4.2 million reported in other income (net), in the consolidated statements of income (loss).

45.

JUST ENERGY GROUP INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED MARCH 31, 2019
(in thousands of Canadian dollars, except where indicated and per share amounts)

The following is the purchase price allocation for Filter Group:

NET ASSETS ACQUIRED

Working capital	$898
Property and equipment	6,154
Intangible assets	15,600
Goodwill	38,217
Long-term debt	(21,611)
Total consideration	$39,258

Cash consideration	$3,000
Payable to shareholders	11,314
Contingent consideration	24,944
Total consideration	$39,258

The goodwill was calculated as the difference between the fair value of consideration transferred and the fair value of the assets acquired and liabilities assumed. The goodwill acquired as part of the acquisition primarily represents Filter Group’s workforce, operational and strategic management processes and synergies between Just Energy and Filter Group. Goodwill is not amortized for accounting.

For the year ended March 31, 2019, Just Energy recorded $1.2 million of administration expenses associated with the Filter Group acquisition, primarily related to due diligence and professional fee expenditures.

As at March 31, 2019, Filter Group revenues of $6.3 million and profit of $0.3 million were included in the consolidated statements of profit (loss) since October 1, 2018. On a pro forma basis, Just Energy’s consolidated revenue and earnings for the year ended March 31, 2019 would have been higher by approximately $11.3 million and lower by $4.8 million, respectively, had the Filter Group acquisition occurred on April 1, 2018.

As of March 31, 2019, the acquisition accounting for Filter Group has been finalized and closed.

18.	DISCONTINUED OPERATIONS

In March 2019, Just Energy formally approved and commenced a process to dispose of its businesses in Germany, Ireland and Japan. The decision was part of a strategic transition to focus on the core business in North America and the U.K. The disposal of the operations is expected to be completed within the next 12 months. At March 31, 2019 these operations were classified as a disposal group held for sale and as a discontinued operation. Previously, these operations were reported within the Consumer segment. The tax impact on the discontinued operations is minimal.

The results of the discontinued operations are presented below:

	2019	2018
Sales	$19,729	$3,012
Cost of sales	19,347	2,596
Gross margin	382	416
Expenses
Administrative, selling and operating expenses	12,079	8,455
Operating loss	(11,697)	(8,039)
Change in fair value of derivative instruments and other	-	(37)
Other income (loss)	(199)	2,134
Loss from discontinued operations before the undernoted	(11,896)	(5,942)
Provision for income tax expense	4	3
Impairment loss recognized on the remeasurement to estimate fair value less costs to sell	10,479	-
LOSS FROM DISCONTINUED OPERATIONS	$(22,379)	$(5,945)

Cash flows used in operating activities	$(13,194)	(9,259)
Cash flows used in investing activities	$(1,316)	$(2,252)
Cash flows from financing activities	$13,856	$12,236

46.

JUST ENERGY GROUP INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED MARCH 31, 2019
(in thousands of Canadian dollars, except where indicated and per share amounts)

Assets and liabilities of the discontinued operations classified as held for sale as at March 31, 2019 were:

ASSETS
Current assets
Cash and cash equivalents	$628
Current trade and other receivables	3,007
Income taxes recoverable	50
Other current assets	3,087

Non-current assets
Property and equipment	42
Intangible assets	2,157
ASSETS CLASSIFIED AS HELD FOR SALE	$8,971

Liabilities
Trade and other payables	$4,902
Deferred revenue	298
LIABILITIES RELATING TO ASSETS CLASSIFIED AS HELD FOR SALE	$5,200

The $5.1 million goodwill associated with German operations was fully impaired in fiscal 2019 following the formal decision to commence the disposal of the business.

19.	LONG-TERM DEBT AND FINANCING

	Maturity	March 31, 2019	March 31, 2018
Credit facility (a)	September 1, 2020	$201,577	$122,115
Less: Debt issue costs (a)		(1,824)	(664)
Filter Group financing (b)		17,577	-
8.75% loan (c)	September 12, 2023	240,094	-
6.75% $100M convertible debentures (d)	March 31, 2023	87,520	85,760
6.75% $160M convertible debentures (e)	December 31, 2021	150,945	148,146
6.5% convertible bonds (f)	July 29, 2019	29,483	188,147
		725,372	543,504
Less: Current portion		(37,429)	(121,451)
		$687,943	$422,053

47.

JUST ENERGY GROUP INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED MARCH 31, 2019
(in thousands of Canadian dollars, except where indicated and per share amounts)

Future annual minimum repayments are as follows:

	Less than 1 year	1–3 years	4–5 years	More than 5 years	Total

Credit facility (a)	$-	$201,577	$-	$-	$201,577
Filter Group financing (b)	9,217	8,987	1,186	-	19,390
8.75% loan (c)	-	-	270,801	-	270,801
6.75% $100M convertible debentures (d)	-	-	100,000	-	100,000
6.75% $160M convertible debentures (e)	-	-	160,000	-	160,000
6.5% convertible bonds (f)	29,933	-	-	-	29,933
	$39,150	$210,564	$531,987	$-	$781,701

The details for long-term debt are as follows:

	As at April 1, 2018	Cash inflows/ (outflows)	Foreign Exchange	Non-cash changes	As at March 31, 2019

Credit facility (a)	$121,451	$77,638	$-	$664	$199,753
Filter Group financing (b)	-	17,577	-	-	17,577
8.75% loan (c)	-	236,934	4,553	(1,393)	240,094
6.75% $100M convertible debentures (d)	85,760	-	-	1,760	87,520
6.75% $160M convertible debentures (e)	148,146	-	-	2,799	150,945
6.5% convertible bonds (f)	188,147	(169,333)	3,508	7,161	29,483
	$543,504	$162,816	$8,061	$10,991	$725,372
Less: Current portion	(121,451)	-	-	-	(37,429)
	$422,053	$162,816	$8,061	$10,991	$687,943

	As at April 1, 2017	Cash inflows/ (outflows)	Foreign Exchange	Non-cash changes	As at March 31, 2018

Credit facility (a)	$66,001	$53,857	$-	$1,593	$121,451
6.75% $100M convertible debentures (d)	-	95,869	-	(10,109)	85,760
6.75% $160M convertible debentures (e)	145,579	-	-	2,567	148,146
6.5% convertible bonds (f)	190,486	-	(6,101)	3,762	188,147
5.75% convertible debentures (g)	96,022	(100,000)	-	3,978	-
	$498,088	$49,726	$(6,101)	$1,791	$543,504
Less: Current portion	-	-	-	-	(121,451)
	$498,088	$49,726	$(6,101)	$1,791	$422,053

48.

JUST ENERGY GROUP INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED MARCH 31, 2019
(in thousands of Canadian dollars, except where indicated and per share amounts)

The following table details the finance costs for the year ended March 31. Interest is expensed based on the effective interest rate.

	2019	2018
Credit facility (a)	$20,715	$12,883
Filter Group financing (b)	875	-
8.75% loan (c)	8,999	-
6.75% $100M convertible debentures (d)	8,819	497
6.75% $160M convertible debentures (e)	13,598	12,773
6.5% convertible bonds (f)	18,387	15,753
5.75% convertible debentures (g)	-	9,173
Collateral management and others (h)	16,679	4,893
	$88,072	$55,972

(a)	As of April 18, 2018, the Company has renegotiated an agreement with a syndicate of lenders that includes Canadian Imperial Bank of Commerce, National Bank of Canada, HSBC Bank Canada, JPMorgan Chase Bank N.A., Alberta Treasury Branches, Canadian Western Bank and Morgan Stanley Senior Funding, Inc., a subsidiary of Morgan Stanley Bank N.A. The agreement extends Just Energy’s credit facility for an additional two years to September 1, 2020. The facility size was increased to $352.5 million from $342.5 million, with an accordion for Just Energy to draw up to $370 million. A certain principal amount outstanding under the credit facility is guaranteed by Export Development Canada under its Account Performance Security Guarantee Program.

Interest is payable on outstanding loans at rates that vary with Bankers’ Acceptance rates, LIBOR, Canadian bank prime rate or U.S. prime rate. Under the terms of the operating credit facility, Just Energy is able to make use of Bankers’ Acceptances and LIBOR advances at stamping fees 3.750%. Prime rate advances are at a rate of bank prime (Canadian bank prime rate or U.S. prime rate) plus 2.750% and letters of credit are at a rate of 3.750%. Interest rates are adjusted quarterly based on certain financial performance indicators.

As at March 31, 2019, the Canadian prime rate was 3.95% and the U.S. prime rate was 5.5%. As at March 31, 2019, $201.6 million has been drawn against the facility and total letters of credit outstanding as at March 31, 2019 amounted to $94.0 million (March 31, 2018 - $113.4 million). As at March 31, 2019, Just Energy has $56.9 million of the facility remaining for future working capital and/or security requirements. Just Energy’s obligations under the credit facility are supported by guarantees of certain subsidiaries and affiliates and secured by a general security agreement and a pledge of the assets and securities of Just Energy and the majority of its operating subsidiaries and affiliates excluding, primarily, the U.K. and other international operations. Just Energy is required to meet a number of financial covenants under the credit facility agreement. As at March 31, 2019, the Company was compliant with all of these covenants.

(b)	Filter Group, which was acquired on October 1, 2018, has an outstanding loan payable to Home Trust Company (“HTC”). The loan is a result of factoring receivables to finance the cost of rental equipment over a period of three to five years with HTC and bears interest at 8.99% per annum. Principal and interest are repayable on a monthly basis.

49.

JUST ENERGY GROUP INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED MARCH 31, 2019
(in thousands of Canadian dollars, except where indicated and per share amounts)

(c)	On September 12, 2018, Just Energy entered into a US$250 million non-revolving multi-draw senior unsecured term loan facility (the “8.75% loan”) with Sagard Credit Partners, LP and certain funds managed by a leading U.S.-based global fixed income asset manager. The 8.75% loan bears interest at 8.75% per annum payable semi-annually in arrears on June 30 and December 31 in each year plus fees, and will mature on September 12, 2023. Counterparties were issued 7.5 million warrants at a strike price of $8.56 each, convertible to one Just Energy common stock. The value of these warrants has been assessed as nominal. The 8.75% loan has three tranches. The first tranche of US$50 million is earmarked for general corporate purposes, including to pay down Just Energy's credit facility. The second tranche of US$150 million is earmarked towards the settlement of Just Energy's 6.5% convertible bonds. The third tranche of US$50 million is earmarked for investments and future acquisitions. As at March 31, 2019, US$193.0 million was drawn from the 8.75% loan.

(d)	On February 22, 2018, Just Energy issued $100 million of convertible unsecured senior subordinated debentures (the “6.75% $100 million convertible debentures”). The 6.75% $100 million convertible debentures bear interest at an annual rate of 6.75%, payable semi-annually in arrears on March 31 and September 30 in each year, and have a maturity date of March 31, 2023. Each $1,000 principal amount of the 6.75% $100 million convertible debentures is convertible at the option of the holder at any time prior to the close of business on the earlier of the maturity date and the last business day immediately preceding the date fixed for redemption into 112.3596 common shares of Just Energy, representing a conversion price of $8.90, subject to certain anti-dilution provisions. Holders who convert their debentures will receive accrued and unpaid interest for the period from and including the date of the latest interest payment up to, but excluding, the date of conversion.

The 6.75% $100 million convertible debentures will not be redeemable at the option of the Company on or before March 31, 2021. After March 31, 2021 and prior to March 31, 2022, the 6.75% $100 million convertible debentures may be redeemed in whole or in part from time to time at the option of the Company on not more than 60 days’ and not less than 30 days’ prior notice, at a price equal to their principal amount plus accrued and unpaid interest, provided that the weighted average trading price of the common shares of Just Energy on the Toronto Stock Exchange (the “TSX”) for the 20 consecutive trading days ending five trading days preceding the date on which the notice of redemption is given is at least 125% of the conversion price. On or after March 31, 2022, the 6.75% $100 million convertible debentures may be redeemed in whole or in part from time to time at the option of the Company on not more than 60 days’ and not less than 30 days’ prior notice, at a price equal to their principal amount plus accrued and unpaid interest.

The conversion feature of the 6.75% $100 million convertible debentures has been accounted for as a separate component of shareholders’ equity in the amount of $9.7 million. Upon initial recognition of the convertible debentures, Just Energy recorded a deferred income tax liability of $2.6 million and reduced the equity component of the convertible debentures by this amount. The remainder of the net proceeds of the 6.75% $100 million convertible debentures has been recorded as long-term debt, which is being accreted up to the face value of $100 million over the term of the 6.75% $100 million convertible debentures using an effective interest rate of 10.7%. If the 6.75% $100 million convertible debentures are converted into common shares, the value of the conversion will be reclassified to share capital along with the principal amount converted. No amounts of the 6.75% $100 million convertible debentures have been converted or redeemed as at March 31, 2019.

(e)	On October 5, 2016, Just Energy issued $160 million of convertible unsecured senior subordinated debentures (the “6.75% $160 million convertible debentures”). The 6.75% $160 million convertible debentures bear interest at an annual rate of 6.75%, payable semi-annually in arrears on June 30 and December 31 in each year, and have a maturity date of December 31, 2021. Each $1,000 principal amount of the 6.75% $160 million convertible debentures is convertible at the option of the holder at any time prior to the close of business on the earlier of the maturity date and the last business day immediately preceding the date fixed for redemption into 107.5269 common shares of Just Energy, representing a conversion price of $9.30, subject to certain anti-dilution provisions. Holders who convert their debentures will receive accrued and unpaid interest for the period from and including the date of the latest interest payment up to, but excluding, the date of conversion.

50.

JUST ENERGY GROUP INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED MARCH 31, 2019
(in thousands of Canadian dollars, except where indicated and per share amounts)

The 6.75% $160 million convertible debentures will not be redeemable at the option of the Company on or before December 31, 2019. After December 31, 2019 and prior to December 31, 2020, the 6.75% $160 million convertible debentures may be redeemed in whole or in part from time to time at the option of the Company on not more than 60 days’ and not less than 30 days’ prior notice, at a price equal to their principal amount plus accrued and unpaid interest, provided that the weighted average trading price of the common shares of Just Energy on the TSX for the 20 consecutive trading days ending five trading days preceding the date on which the notice of redemption is given is at least 125% of the conversion price. On or after December 31, 2020, the 6.75% $160 million convertible debentures may be redeemed in whole or in part from time to time at the option of the Company on not more than 60 days’ and not less than 30 days’ prior notice, at a price equal to their principal amount plus accrued and unpaid interest.

The conversion feature of the 6.75% $160 million convertible debentures has been accounted for as a separate component of shareholders’ equity in the amount of $8.0 million. Upon initial recognition of the convertible debentures, Just Energy recorded a deferred income tax liability of $2.1 million and reduced the equity component of the convertible debentures by this amount. The remainder of the net proceeds of the 6.75% $160 million convertible debentures has been recorded as long-term debt, which is being accreted up to the face value of $160 million over the term of the 6.75% $160 million convertible debentures using an effective interest rate of 9.1%. If the 6.75% $160 million convertible debentures are converted into common shares, the value of the conversion will be reclassified to share capital along with the principal amount converted. No amounts of the 6.75% $160 million convertible debentures have been converted or redeemed as at March 31, 2019.

(f)	On January 29, 2014, Just Energy issued US$150 million of European-focused senior convertible unsecured convertible bonds (the “6.5% convertible bonds”). The 6.5% convertible bonds bear interest at an annual rate of 6.5%, payable semi-annually in arrears in equal installments on January 29 and July 29 in each year, and have a maturity date of July 29, 2019.

A conversion right in respect of a bond may be exercised, at the option of the holder thereof, at any time from May 30, 2014 to July 7, 2019. The initial conversion price is US$9.3762 per common share (being C$10.2819) but is subject to adjustments. In the event of the exercise of a conversion right, the Company may, at its option, subject to applicable regulatory approval and provided no event of default has occurred and is continuing, elect to satisfy its obligation in cash equal to the market value of the underlying shares to be received.

As a result of the debt being denominated in a different functional currency than that of Just Energy, the conversion feature is recorded as a financial liability instead of a component of equity. Therefore, the conversion feature of the 6.5% convertible bonds has been accounted for as a separate financial liability with an initial value of US$8,517. The remainder of the net proceeds of the 6.5% convertible bonds has been recorded as long-term debt, which is being accreted up to the face value of $150.0 million over the term of the 6.5% convertible bonds using an effective interest rate of 8.8%. At each reporting period, the conversion feature is recorded at fair value with changes in fair value recorded through profit or loss. As at March 31, 2019, the fair value of this conversion feature is US$0.2 million and is included in other non-current financial liabilities. During the year, Just Energy redeemed US$127.6 million of the outstanding balance.

51.

JUST ENERGY GROUP INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED MARCH 31, 2019
(in thousands of Canadian dollars, except where indicated and per share amounts)

(g)	In September 2011, Just Energy issued $100 million of convertible unsecured subordinated debentures (the “5.75% convertible debentures”), which was used to fund an acquisition. The 5.75% convertible debentures bear interest at an annual rate of 5.75%, payable semi-annually on March 31 and September 30 in each year, and have a maturity date of September 30, 2018. Each $1,000 principal amount of the 5.75% convertible debentures is convertible at the option of the holder at any time prior to the close of business on the earlier of the maturity date and the last business day immediately preceding the date fixed for redemption into 56.0 common shares of Just Energy, representing a conversion price of $17.85. On or after September 30, 2016, the 5.75% convertible debentures may be redeemed in whole or in part from time to time at the option of the Company on not more than 60 days’ and not less than 30 days’ prior notice, at a price equal to their principal amount plus accrued and unpaid interest.

The Company may, at its option, on not more than 60 days' and not less than 30 days' prior notice, subject to applicable regulatory approval and provided no event of default has occurred and is continuing, elect to satisfy its obligation to repay all or any portion of the principal amount of the 5.75% convertible debentures that are to be redeemed or that are to mature, by issuing and delivering to the holders thereof that number of freely tradable common shares determined by dividing the principal amount of the 5.75% convertible debentures being repaid by 95% of the current market price on the date of redemption or maturity, as applicable.

On March 27, 2018, Just Energy redeemed the 5.75% convertible debentures. Of the amount paid, $99.5 million was recorded as a reduction in the liability component of the 5.75% convertible debentures, a non-cash loss on early redemption of $0.5 million was classified as finance costs, and $7.1 million was recorded as an increase in contributed deficit.

(h)	The collateral management and others include primarily collateral management costs of $5.1 million, a supplier credit term extension charge of $4.8 million and accretion costs relating to the acquisition of RV of $5.1 million. High electricity prices in the forward markets along with fundamental change in the Electric Reliability Council of Texas’s credit exposure calculations in February 2018 led to an increase in collateral requirements for market participants during fiscal 2019.

52.

JUST ENERGY GROUP INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED MARCH 31, 2019
(in thousands of Canadian dollars, except where indicated and per share amounts)

20.	PROVISIONS

Restructuring

During fiscal 2019, Just Energy’s management team approved several restructuring actions including targeted workforce reductions. These actions include the elimination of over 200 positions. The actions are in direct alignment with Just Energy’s ongoing transition to a consumer-focused company and are expected to generate future cost savings.

Amounts related to restructuring during fiscal 2019 are as follows:

Employee-related	$8,706
Facilities	1,987
Transition agreements	3,187
Other non-headcount related	2,198
Total restructuring costs	16,078

Expended in the year	9,462
Provision at end of the year	6,616
Total restructuring costs	$16,078

The remaining provision balance relate to other contingent liabilities.

21.	INCOME TAXES

(a)	Tax expense

	2019	2018
Current tax expense	$6,329	$2,552
Deferred tax expense (benefit)
Origination and reversal of temporary differences	$(30,110)	$129,177
Benefit arising from previously unrecognized tax loss or temporary difference	26,610	(111,058)
Deferred tax (benefit) expense	(3,500)	18,119
Provision for income taxes	$2,829	$20,671

53.

JUST ENERGY GROUP INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED MARCH 31, 2019
(in thousands of Canadian dollars, except where indicated and per share amounts)

(b)	Reconciliation of the effective tax rate

The provision for income taxes represents an effective rate different than the Canadian corporate statutory rate of 26.50% (2018 – 26.50%).

	2019	2018
Income before income taxes	$(120,035)	$539,248
Combined statutory Canadian federal and provincial income tax rate	26.50%	26.50%
Income tax expense based on statutory rate	$(31,809)	$142,901
Increase (decrease) in income taxes resulting from:
Expense (benefit) of mark to market loss and other temporary differences not recognized	$26,610	$(111,058)
Variance between combined Canadian tax rate and the tax rate applicable to foreign earnings	1,993	1,000
Other permanent items	6,035	(12,172)
Total provision for income taxes	$2,829	$20,671

(c)	Recognized deferred income tax assets and liabilities

Recognized deferred income tax assets and liabilities are attributed to the following:

	2019	2018
Mark to market losses on derivative instruments	$10,336	$17,580
Tax losses and excess of tax basis over book basis	99,218	78,825
Total deferred income tax assets	109,554	96,405
Offset of deferred income taxes	(104,186)	(93,873)
Net deferred tax assets	$5,368	$2,532

Partnership income deferred for tax purposes	$(3,542)	$(6,249)
Mark to market gains on derivative instruments	(20,683)	(54,158)
Book to tax differences on other assets	(73,889)	(30,480)
Convertible debentures	(6,073)	(2,986)
Total deferred income tax liabilities	(104,187)	(93,873)
Offset of deferred income taxes	104,187	93,873
Net deferred income tax liabilities	$-	$-

54.

JUST ENERGY GROUP INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED MARCH 31, 2019
(in thousands of Canadian dollars, except where indicated and per share amounts)

(d)	Movement in deferred income tax balances

	Balance April 1, 2018	Recognized in profit or loss	Recognized in OCI	Other	Balance March 31, 2019
Partnership income deferred for tax	$(6,249)	$2,707	$-	$-	$(3,542)
Book to tax differences	48,345	(22,351)	(638)	(26)	25,330
Mark to market (gains) losses on derivative instruments	(36,578)	26,231	-	-	(10,347)
Convertible debentures	(2,986)	(3,087)	-	-	(6,073)
	$2,532	$3,500	$(638)	$(26)	$5,368

	Balance April 1, 2017	Recognized in profit or loss	Recognized in OCI	Other	Balance March 31, 2018
Partnership income deferred for tax	$(8,281)	$2,032	$-	$-	$(6,249)
Book to tax differences	4,269	51,864	(7,788)	-	48,345
Mark to market (gains) losses on derivative instruments	29,424	(66,002)	-	-	(36,578)
Convertible debentures	(4,144)	1,158	-	-	(2,986)
	$21,268	$(10,948)	$(7,788)	$-	$2,532

(e)	Unrecognized deferred income tax assets

Deferred income tax assets not reflected as at March 31 are as follows:

	2019	2018
Excess of tax over book basis	16,903	15,824

Losses available for carryforward (recognized and unrecognized) are set to expire as follows:

2019
2030	$136,763
2031	-
Total	$136,763

55.

JUST ENERGY GROUP INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED MARCH 31, 2019
(in thousands of Canadian dollars, except where indicated and per share amounts)

22.	SHAREHOLDERS’ CAPITAL

Just Energy is authorized to issue an unlimited number of common shares and 50,000,000 preference shares issuable in series, both with no par value. Shares outstanding have no preferences, rights or restrictions attached to them.

Details of issued and outstanding shareholders’ capital are as follows:

	Year ended March 31, 2019		Year ended March 31, 2018
	Shares	Amount	Shares	Amount
Common shares:

Issued and outstanding
Balance, beginning of year	148,394,152	$1,079,055	147,013,538	$1,070,076
Share-based awards exercised	1,201,800	9,483	1,643,156	11,954
Acquisition	-	-	1,415,285	8,966
Repurchase and cancellation of shares	-	-	(1,677,827)	(11,941)
Balance, end of year	149,595,952	$1,088,538	148,394,152	$1,079,055

Preferred shares:

Issued and outstanding
Balance, beginning of year	4,323,300	$136,771	4,040,000	$128,363
Shares issued for cash	338,865	10,447	283,300	9,260
Preferred shares issuance cost	-	(253)	-	(852)
Balance, end of year	4,662,165	$146,965	4,323,300	$136,771

Shareholders' capital	154,258,117	$1,235,503	152,717,452	$1,215,826

23.	SHARE-BASED COMPENSATION PLANS

(a)	Stock option plan

Just Energy may grant awards under its 2010 share option plan (formerly the 2001 Unit Option Plan) to directors, officers, full-time employees and service providers (non-employees) of Just Energy and its subsidiaries and affiliates. In accordance with the share option plan, Just Energy may grant options to a maximum of 11,300,000 shares. As at March 31, 2019, there were 814,166 options still available for grant under the plan. Of the options issued, 500,000 options remain outstanding as at March 31, 2019 with an exercise price of $7.88. The exercise price of the share options equals the closing market price of the Company’s shares on the last business day preceding the grant date. The share options vest over periods ranging from three to five years from the grant date and expire after five or ten years from the grant date. There were no new grants during fiscal 2019.

(b)	Restricted share grants

Just Energy grants awards under the 2010 RSGs Plan (formerly the 2004 unit appreciation rights) in the form of fully paid RSGs to senior officers, employees and service providers of its subsidiaries and affiliates. As at March 31, 2019, there were 2,717,774 RSGs (2018 - 3,004,624) still available for grant under the plan. Of the RSGs issued, 1,473,989 remain outstanding as at March 31, 2019 (2018 - 1,635,882). Except as otherwise provided, (i) the RSGs vest from one to five years from the grant date providing, in most cases, on the applicable vesting date the RSG grantee continues as a senior officer, employee or service provider of Just Energy or any affiliate thereof; (ii) the RSGs expire no later than ten years from the grant date; (iii) a holder of RSGs is entitled to payments at the same rate as dividends paid to JEGI shareholders; and (iv) when vested, the holder of an RSG may exchange one RSG for one common share.

56.

JUST ENERGY GROUP INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED MARCH 31, 2019
(in thousands of Canadian dollars, except where indicated and per share amounts)

There are 40,000 RSGs granted to senior management that do not receive dividend payments. In addition to a continued employment condition for vesting, there are certain share price targets that must be met.

RSGs available for grant

	2019	2018
Balance, beginning of year	3,004,624	4,107,830
Less: Granted	(788,211)	(1,716,743)
Add: Cancelled/forfeited	501,361	613,537
Balance, end of year	2,717,774	3,004,624

The average grant date fair value of RSGs granted in the year was $5.00 (2018 - $6.94).

(c)	Performance bonus grants

Just Energy grants awards under the 2013 performance bonus incentive plan (the “PBG Plan”) in the form of fully paid PBGs to senior officers, employees, consultants and service providers of its subsidiaries and affiliates. As at March 31, 2019, there were 2,182,302 (2018 - 2,270,480) PBGs still available for grant under the PBG Plan. Of the PBGs issued, 385,214 remain outstanding as at March 31, 2019 (2018 -1,050,094). Except as otherwise provided, (i) the PBGs will entitle the holder to be paid in three equal installments as one-third on each of the first, second and third anniversaries of the grant date providing, in most cases, on the applicable vesting date the PBG grantee continues as a senior officer, employee, consultant or service provider of Just Energy or any affiliate thereof; (ii) the PBGs expire no later than three years from the grant date; (iii) a holder of PBGs is entitled to payments at the same rate as dividends paid to JEGI shareholders; and (iv) when vested, Just Energy, at its sole discretion, shall have the option of settling payment for the PBGs, to which the holder is entitled in the form of either cash or in common shares.

PBGs available for grant

	2019	2018
Balance, beginning of year	2,270,480	2,650,513
Less: Granted	(331,196)	(812,787)
Add: Cancelled/forfeited	243,018	432,754
Balance, end of year	2,182,302	2,270,480

The average grant date fair value of PBGs granted in the year was $5.01 (2018 - $7.08).

(d)	Deferred share grants

Just Energy grants awards under its 2010 Directors’ Compensation Plan (formerly the 2004 Directors’ deferred unit grants, “DUGs”) to all independent directors on the basis that each director is required to annually receive 15% of their compensation entitlement in DSGs and may elect to receive all or any portion of the balance of their annual compensation in DSGs. The holders of DSGs and/or common shares are also granted additional DSGs on a quarterly basis equal to the monthly dividends paid to the shareholders of Just Energy. The DSGs vest on the earlier of the date of the director's resignation or three years following the date of grant and expire ten years following the date of grant. As at March 31, 2019, there were nil DSGs (2018 - 69,481) available for grant under the plan. In fiscal 2019, with the consent of the TSX 37,123 DSGs have been granted to directors, subject to shareholder approval. The Company will be requesting shareholder approval at its Annual and Special meeting on June 26, 2019. Of the DSGs issued, 184,430 DSGs (2018 - 114,949) remain outstanding as at March 31, 2019.

57.

JUST ENERGY GROUP INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED MARCH 31, 2019
(in thousands of Canadian dollars, except where indicated and per share amounts)

DSGs available for grant

	2019	2018
Balance, beginning of year	69,481	110,012
Less: Granted	(69,481)	(40,531)
Balance, end of year	-	69,481

The weighted average grant date fair value of DSGs granted in the year was $4.48 (2018 - $6.32).

24.	REPORTABLE BUSINESS SEGMENTS

Just Energy’s reportable segments are Consumer Energy and Commercial Energy. Just Energy has aggregated the operating segments into these reportable segments on the basis that the operating segments share economic characteristics. These characteristics include the nature of the product and services sold, the distribution methods, and the type of customer class and regulatory environment.

Transactions between segments are in the normal course of operations and are recorded at the exchange amount. Allocations made between segments for shared assets or allocated expenses are based on the number of residential customer equivalents in the respective segments.

Management monitors the operating results of its business units separately for the purpose of making decisions about resource allocation and performance assessment. Segment performance is evaluated based on operating profit or loss and is measured consistently with operating profit or loss in the consolidated financial statements. Just Energy does not have any key customers.

Corporate and shared services report the costs related to management oversight of the business units, public reporting and filings, corporate governance and other shared services functions.

58.

JUST ENERGY GROUP INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED MARCH 31, 2019
(in thousands of Canadian dollars, except where indicated and per share amounts)

For the year ended March 31, 2019:

	Consumer segment	Commercial segment	Corporate and shared services	Consolidated

Sales	$2,395,624	$1,416,846	$-	$3,812,470
Gross margin	535,711	176,504	-	712,215
Depreciation of property, plant and equipment	4,567	204	-	4,771
Amortization of intangible assets	20,440	2,215	-	22,655
Administrative expenses	76,709	40,693	89,418	206,820
Selling and marketing expenses	158,770	73,260	-	232,030
Restructuring costs	3,173	4,069	8,836	16,078
Other operating expenses	78,460	9,130	-	87,590
Operating profit (loss) for the period	$193,592	$46,933	$(98,254)	$142,271
Finance costs				(88,072)
Change in fair value of derivative instruments and other				(153,226)
Other income, net				1,365
Provision for income taxes				(2,829)
Loss for the year from continued operations				(100,491)
Loss from discontinued operations				(22,379)
Loss for the year				$(122,870)

Capital expenditures	$39,475	$4,068	$-	$43,543

As at March 31, 2019
Total goodwill	$181,358	$158,563	$-	$339,921
Total assets	$1,284,435	$461,633	$-	$1,746,068
Total liabilities	$1,513,583	$201,935	$-	$1,715,518

59.

JUST ENERGY GROUP INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED MARCH 31, 2019
(in thousands of Canadian dollars, except where indicated and per share amounts)

For the year ended March 31, 2018:

	Consumer segment	Commercial segment	Corporate and shared services	Consolidated

Sales	$2,232,081	$1,391,477	$-	$3,623,558
Gross margin	487,175	153,336	-	640,511
Depreciation of property and equipment	3,775	340	-	4,115
Amortization of intangible assets	12,707	3,992	-	16,699
Administrative expenses	64,282	29,153	93,815	187,250
Selling and marketing expenses	161,246	70,982	-	232,228
Other operating expenses	69,690	4,800	-	74,490
Operating profit (loss) for the period	$175,475	$44,069	$(93,815)	$125,729
Finance costs				(55,972)
Change in fair value of derivative instruments and other				474,393
Other income, net				1,040
Provision for income taxes				(20,671)
Profit for the year from continued operations				$524,519
Loss from discontinued operations				(5,945)
Profit for the year				518,574

Capital expenditures	$32,252	$3,524	$-	$35,776

As at March 31, 2018
Total goodwill	$147,252	$153,421	$-	$300,673
Total assets	$1,135,325	$466,068	$-	$1,601,393
Total liabilities	$844,379	$540,479	$-	$1,384,858

Sales from external customers

The revenue is based on the location of the customer.

	For the year ended March 31, 2019	For the year ended March 31, 2018
Canada	$413,836	$414,183
U.S.	2,624,602	2,465,794
U.K.	774,032	743,581
Total	$3,812,470	$3,623,558

60.

JUST ENERGY GROUP INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED MARCH 31, 2019
(in thousands of Canadian dollars, except where indicated and per share amounts)

Non-current assets

Non-current assets by geographic segment consist of property and equipment and intangible assets and are summarized as follows:

	As at March 31, 2019	As at March 31, 2018
Canada	$266,775	$201,985
U.S.	223,802	207,147
International	7,941	11,687
Total	$498,518	$420,819

25.	OTHER EXPENSES

(a)	Other operating expenses

	For the year ended March 31, 2019	For the year ended March 31, 2018
Amortization of intangible assets	$22,655	$16,547
Depreciation of property and equipment	4,771	4,073
Bad debt expense	81,037	56,331
Share-based compensation	6,133	18,353
Other	420	-
	$115,016	$95,304

(b)	Amortization and energy costs included in cost of sales in the consolidated statements of income (loss)

	For the year ended March 31, 2019	For the year ended March 31, 2018
Amortization	$2,666	$3,116
Direct energy costs and other	3,097,589	2,983,047
	$3,100,255	$2,986,163

(c)	Employee benefits expense

	For the year ended March 31, 2019	For the year ended March 31, 2018
Wages, salaries and commissions	$264,566	$237,867
Benefits	24,239	24,100
	$288,805	$261,967

61.

JUST ENERGY GROUP INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED MARCH 31, 2019
(in thousands of Canadian dollars, except where indicated and per share amounts)

26.	IMPAIRMENT TESTING OF GOODWILL AND INTANGIBLE ASSETS WITH INDEFINITE LIVES

Goodwill acquired through business combinations and intangible assets with indefinite lives have been allocated to one of four operating segments. These segments are the U.K. Consumer, North America Consumer, U.K. Commercial, and North America Commercial. The goodwill associated with the Filter Group acquisition was not allocated to an operating segment for the purposes of impairment testing as at March 31, 2019.

For impairment testing, goodwill and brand have been allocated as follows as at March 31, 2019:

	Consumer segment		Commercial segment
	North America	U.K.	North America
Goodwill	$168,003	$13,355	$158,563
Brand	19,570	-	14,734
	$187,573	$13,355	$173,297

The goodwill of $38.2 million associated with the acquisition of Filter Group has been allocated to the Consumer segment for the purposes of goodwill impairment testing.

Just Energy considers the relationship between its market capitalization and its book value, among other factors, when reviewing for indicators of impairment. As at March 31, 2019, the market capitalization of Just Energy was above the book value of its equity.

The recoverable amount of each of the operating segments has been determined based on a fair value less costs of disposal model using fiscal 2019’s EBITDA of the operating segment multiplied by the entity’s EBITDA multiple. The EBITDA multiple and the EBITDA of the segment that has been utilized in the fair value less costs to disposal model are consistent with external sources of information and are considered a Level 2 input within the fair value hierarchy.

27.	EARNINGS (LOSS) PER SHARE

	For the year ended March 31, 2019	For the year ended March 31, 2018
BASIC EARNINGS (LOSS) PER SHARE
Earnings (loss) from continuing operations available to shareholders	$(100,299)	$515,221
Dividend to preferred shareholders - net of tax	8,959	8,364
Earnings (loss) from continuing operations available to shareholders - net	(109,258)	506,857
Basic weighted average shares outstanding	149,138,797	147,039,737
Basic earnings (loss) per share from continuing operations available to shareholders	$(0.73)	$3.45
Basic earnings (loss) per share available to shareholders	$(0.88)	$3.42

DILUTED EARNINGS (LOSS) PER SHARE
Earnings (loss) from continuing operations available to shareholders	$(109,258)	506,857
Adjustment for dilutive impact of convertible debentures	-	22,407
Adjusted earnings (loss) from continuing operations available to shareholders	$(109,258)	$529,264
Basic weighted average shares outstanding	149,138,797	147,039,737
Dilutive effect of:
Restricted share and performance bonus grants	2,409,990 [1]	2,924,587
Deferred share grants	142,928 [1]	95,536
Convertible debentures	39,574,831 [1]	49,979,055
Shares outstanding on a diluted basis	191,266,546	200,038,915
Diluted earnings (loss) from continuing operations per share available to shareholders	$(0.73)	$2.65
Diluted earnings (loss) per share available to shareholders	$(0.88)	$2.62

[1]	The assumed conversion into shares results in an anti-dilutive position; therefore, these items have not been included in the computation of diluted earnings (loss) per share.

The potentially dilutive instruments are the convertible features on the 6.5% convertible bonds, 6.75% $160M conertible debentures and 6.75% $100M convertible debentures as well as the stock options and share grants.

62.

JUST ENERGY GROUP INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED MARCH 31, 2019
(in thousands of Canadian dollars, except where indicated and per share amounts)

28.	CAPITAL DISCLOSURE

Just Energy defines capital as shareholders’ equity (excluding accumulated other comprehensive income) and long-term debt. Just Energy’s objectives when managing capital are to maintain flexibility by:

(i)	enabling it to operate efficiently;

(ii)	providing liquidity and access to capital for growth opportunities; and

(iii)	providing returns and generating predictable cash flows for dividend payments to shareholders.

Just Energy manages the capital structure and makes adjustments to it in light of changes in economic conditions and the risk characteristics of the underlying assets. The Board of Directors does not establish quantitative return on capital criteria for management, but rather promotes year-over-year sustainable and profitable growth. Just Energy’s capital management objectives have remained unchanged from the prior year. Just Energy is not subject to any externally imposed capital requirements other than financial covenants in its long-term debts, and as at March 31, 2019 and 2018, all of these covenants have been met.

29.	RELATED PARTY TRANSACTIONS AND KEY MANAGEMENT PERSONNEL REMUNERATION

Parties are considered to be related if one party has the ability to control the other party or exercise influence over the other party in making financial or operating decisions. The definition includes subsidiaries and other persons.

Subsidiaries

Transactions between Just Energy and its subsidiaries meet the definition of related party transactions. These transactions are eliminated on consolidation and are not disclosed in these consolidated financial statements.

63.

JUST ENERGY GROUP INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED MARCH 31, 2019
(in thousands of Canadian dollars, except where indicated and per share amounts)

Key management personnel

Just Energy’s key management personnel and persons connected with them are also considered to be related parties for disclosure purposes. Key management personnel are defined as those individuals having authority and responsibility for planning, directing and controlling the activities of Just Energy and consist of the Executive Chair, the Chief Executive Officer and the Chief Financial Officer.

During the years ended March 31, 2019 and 2018, Just Energy recorded the following as expenses related to these individuals:

	March 31, 2019	March 31, 2018
Salaries and benefits	$2,493	$8,939
Share-based compensation, net	1,163	3,738
	$3,656	$12,677

In fiscal 2018, the key management personnel consisted of the Executive Chair, two Chief Executive Officers and the Chief Financial Officer. The key management personnel expenses for the prior year also include severance and executive bonuses not included in fiscal 2019.

As at March 31, 2019, key management personnel held approximately 669,688 RSGs/PBGs (2018 – 1,774,094).

30.	DIVIDENDS PAID

For the year ended March 31, 2019, dividends of $0.50 (2018 - $0.50) per common share were declared by Just Energy. These dividends amounted to $74,557 (2018 - $73,624) and were approved by the Board of Directors and were paid out during the year.

For the year ended March 31, 2019, distributions of $0.50 (2018 - $0.50) per common share for share grants was declared by Just Energy. This distribution amounted to $1,284 (2018 - $1,302) which was paid in accordance with the terms of the Canadian and U.S. Plans during the year.

For the year ended March 31, 2019, dividends of US$2.125 (2018 - $2.125) per preferred share were declared by Just Energy. These dividends amounted to $12,189 (2018 - $11,380) and were approved by the Board of Directors and were paid out during the year.

31.	COMMITMENTS AND GUARANTEES

Commitments for each of the next five years and thereafter are as follows:

As at March 31, 2019

	Less than 1 year	1–3 years	4–5 years	More than 5 years	Total
Premises and equipment leasing	$5,035	$9,902	$6,306	$-	$21,243
Gas, electricity and non-commodity contracts	1,899,713	1,439,479	119,212	42,089	3,500,493
	$1,904,748	$1,449,381	$125,518	$42,089	$3,521,736

Just Energy has entered into leasing contracts for office buildings and administrative equipment. These leases have a leasing period of between one and eight years. No purchase options are included in any major leasing contracts. Just Energy is also committed under long-term contracts with customers to supply gas and electricity. These contracts have various expiry dates and renewal options.

64.

JUST ENERGY GROUP INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED MARCH 31, 2019
(in thousands of Canadian dollars, except where indicated and per share amounts)

(a)	Surety bonds and letters of credit

Pursuant to separate arrangements with Westchester Fire Insurance Company, Travelers Casualty and Surety Company of America, Berkley Insurance Company and Charter Brokerage LLC, Just Energy has issued surety bonds to various counterparties including states, regulatory bodies, utilities and various other surety bond holders in return for a fee and/or meeting certain collateral posting requirements. Such surety bond postings are required in order to operate in certain states or markets. Total surety bonds issued as at March 31, 2019 amounted to $70.3 million.

As at March 31, 2019, Just Energy had total letters of credit outstanding in the amount of $94.0 million (Note 19(a)).

(b)	Officers and directors

Corporate indemnities have been provided by Just Energy to all directors and certain officers of its subsidiaries and affiliates for various items including, but not limited to, all costs to settle suits or actions due to their association with Just Energy and its subsidiaries and/or affiliates, subject to certain restrictions. Just Energy has purchased directors’ and officers’ liability insurance to mitigate the cost of any potential future suits or actions. Each indemnity, subject to certain exceptions, applies for so long as the indemnified person is a director or officer of one of Just Energy’s subsidiaries and/or affiliates. The maximum amount of any potential future payment cannot be reasonably estimated.

(c)	Operations

In the normal course of business, Just Energy and/or Just Energy’s subsidiaries and affiliates have entered into agreements that include guarantees in favour of third parties, such as purchase and sale agreements, leasing agreements and transportation agreements. These guarantees may require Just Energy and/or its subsidiaries to compensate counterparties for losses incurred by the counterparties as a result of breaches in representation and regulation or as a result of litigation claims or statutory sanctions that may be suffered by the counterparty as a consequence of the transaction. The maximum payable under these guarantees is estimated to be $104.9 million.

32.	SUPPLEMENTAL CASH FLOW INFORMATION

(a)	Adjustments required to reflect net cash receipts from gas sales

	2019	2018
Changes in:
Accrued gas receivable	$2,256	$459
Gas delivered in excess of consumption	(405)	516
Accrued gas payable	676	(276)
Deferred revenue	1,659	(3,575)
	$4,186	$(2,876)

65.

JUST ENERGY GROUP INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED MARCH 31, 2019
(in thousands of Canadian dollars, except where indicated and per share amounts)

(b)	Net change in working capital

	As at March 31, 2019	As at March 31, 2018
Accounts receivable and unbilled revenue	$(92,923)	$(108,900)
Gas in storage	(601)	538
Prepaid expenses and deposits	(88,184)	(15,534)
Provisions	4,309	(3,501)
Trade and other payables	53,261	90,972
	$(124,138)	$(36,425)

66.